UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Mine Safety Appliances Company

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MINE SAFETY APPLIANCES COMPANY    •    P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230    •    PHONE (412) 967-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF COMMON STOCK OF

    MINE SAFETY APPLIANCES COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Tuesday, May 12, 2009 at 9:00 A.M., local Pittsburgh time, at the Company’s headquarters, 121 Gamma Drive, RIDC Industrial Park, O’Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

(1)    Election of Directors for 2012:    The election of three directors for a term of three years;

(2)    Selection of Independent Registered Public Accounting Firm:    The selection of the independent registered public accounting firm for the year ending December 31, 2009;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 13, 2009 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting, please execute and date the accompanying form of proxy and return it in the enclosed self-addressed, stamped envelope at your earliest convenience. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares in person.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

March 30, 2009

March 30, 2009

MINE SAFETY APPLIANCES COMPANY

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on May 12, 2009

The 2009 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2008 are also available at www.msanet.com/proxymaterials.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Mine Safety Appliances Company (the “Company”) of proxies in the accompanying form to be voted at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 12, 2009, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. If a proxy in the accompanying form is duly executed and returned, the shares of Common Stock represented thereby will be voted and, where a specification is made by the shareholder, will be voted in accordance with such specification. A shareholder giving the accompanying proxy has the power to revoke it at any time prior to its exercise upon written notice given to the Secretary of the Company.

The mailing address of the principal executive offices of the Company is P.O. Box 426, Pittsburgh, Pennsylvania 15230.

VOTING SECURITIES AND RECORD DATE

As of February 13, 2009, the record date for the Annual Meeting, 35,784,480 shares of Common Stock were issued and outstanding, not including 2,378,462 shares held in the Company’s Stock Compensation Trust. The shares held in the Stock Compensation Trust are not considered outstanding for accounting purposes but are treated as outstanding for certain purposes, including voting at the Annual Meeting. See “Stock Ownership—Beneficial Ownership of Management.”

Only holders of Common Stock of the Company of record on the books of the Company at the close of business on February 13, 2009 are entitled to notice of and to vote at the Annual Meeting and at any adjournment thereof. Such holders are entitled to one vote for each share held and do not have cumulative voting rights with respect to the election of directors. Holders of outstanding shares of the Company’s 4 1/2% Cumulative Preferred Stock are not entitled to vote at the meeting.

See “Stock Ownership” for information with respect to share ownership by the directors and executive officers of the Company and the beneficial owners of 5% or more of the Company’s Common Stock.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the Annual Meeting, three directors will be elected to serve until the Annual Meeting in 2012. Messrs. Thomas B. Hotopp, John T. Ryan III and Thomas H. Witmer were nominated by the Board of Directors for election in the Class of 2012. The Board of Directors and its Nominating and Corporate Governance Committee recommend a vote FOR the election of the nominees, each of whom has consented to be named as a nominee and to serve if elected. Properly executed proxies timely received in the accompanying form will be voted for the election of the nominees named below, unless otherwise directed thereon, or for a substitute nominee designated by the Nominating and Corporate Governance Committee in the event a nominee named becomes unavailable for election.

The following table sets forth certain information about the nominees, all of whom are currently members of the Board, and about the other directors whose terms of office will continue after the Annual Meeting.

Name	Principal Occupation and any Position with the Company; Other Reporting Company Directorships	Age	Director Since

Nominees for terms expiring in 2012

Thomas B. Hotopp	Retired (2003); formerly President of the Company	67	1998

John T. Ryan III	Chairman of the Board; Retired (2008); formerly Chief Executive Officer of the Company	65	1981

Thomas H. Witmer	Retired (1998); formerly President and Chief Executive Officer, Medrad, Inc. (manufacturer of medical devices)	66	1997

Continuing Directors with terms expiring in 2010

Robert A. Bruggeworth	President and Chief Executive Officer, RF Micro Devices, Inc. (high-performance radio systems and applications that drive mobile communications); Director of RF Micro Devices, Inc.	47	2007

James A. Cederna	Owner and President, Cederna International, Inc. (executive coaching)	58	2002

John C. Unkovic	Partner and General Counsel, Reed Smith LLP (full service law firm)	65	2002

Continuing Directors with terms expiring in 2011

Diane M. Pearse	Chief Financial Officer, Crate and Barrel (home furnishings retailer)	51	2004

L. Edward Shaw, Jr.	Senior Managing Director, Breeden Capital Management LLC and its affiliates (investment management and multi-disciplinary professional services firm); Director of HealthSouth Corporation; Director of H&R Block, Inc.	64	1998

William M. Lambert	President and Chief Executive Officer of the Company	50	2007

From January 2004 to September 2004, Mr. Shaw was Special Counsel for the Board of Directors of the New York Stock Exchange, Inc., and from September 2004 to January 2006, he was of counsel to Gibson, Dunn & Crutcher LLP, a full service law firm. Mr. Shaw is the brother-in-law of Mr. Ryan. Mr. Lambert has been President and Chief Executive Officer of the Company since May 2008. From May 2007 to May 2008 he was President and Chief Operating Officer and prior thereto he was a Vice President of the Company and President of MSA North America. Each other director has engaged in the principal occupation indicated in the above table for at least the past five years.

Director Independence

The Board of Directors has determined that each of directors Bruggeworth, Cederna, Hotopp, Pearse, Unkovic and Witmer is an independent director. An independent director is a director who has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company.

In making its independence determinations, the Board reviewed the director’s individual circumstances, the corporate governance rules of the New York Stock Exchange and the Board’s independence standards. These standards are available in the Investor Relations section of the Company’s internet website at www.MSAnet.com. They are summarized below:

Disqualifying Relationships

The following relationships are considered to be material relationships that would impair a director’s independence:

•

If a director is an employee or has an immediate family member who is an executive officer of the Company, the director is not independent until three years after the end of the employment relationship.

•

If a director or an immediate family member receives more than $120,000 per year in direct compensation from the Company, the director is not independent until three years after the director or family member ceases to receive such compensation. Disqualifying compensation does not include director and committee fees, pension or deferred compensation for prior service or compensation received by an immediate family member for service as a non-executive officer employee.

•

If a director or an immediate family member is employed by or affiliated with a present or former internal or external auditor of the Company, the director is not independent until three years after the end of the affiliation or the employment or auditing relationship. Employment of an immediate family member in a non-professional capacity does not disqualify a director.

•

If a director or an immediate family member is an executive officer of another company, and any of the Company’s present executives serves on that company’s compensation committee, the director is not independent until three years after the end of such employment or service.

•

If a director is an employee or an immediate family member is an executive officer of a company that makes payments to or receives payments from the Company for property or services, and the amount of such payments in a fiscal year exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenue, the director is not independent until three years thereafter.

Non-Disqualifying Relationships

The following relationships are not considered to be material relationships that would impair a director’s independence:

•	A director is an executive officer of another company that is indebted to the Company, or to which the Company is indebted, in an amount less than 5% of the other company’s total consolidated assets;

•	A director is an executive officer of another company in which the Company owns a common stock interest less than 5% of the other company’s total shareholders’ equity;

•	A director serves as an executive officer of a charitable organization, and the Company’s discretionary contributions to the organization are less than 2% of the organization’s annual revenue; or

•	A director is an executive officer of another company that owns a common stock interest in the Company.

Other Relationships

The Board will annually review commercial and charitable relationships of directors. If a relationship is not one of the non-disqualifying relationships described above, the determination of whether the relationship is material or not, and therefore whether the director is independent or not, is made by the directors who satisfy the independence guidelines set forth under the two preceding captions.

For example, if a director is the executive officer of a charitable organization, and the Company’s discretionary contributions to the organization are more than 2% of that organization’s annual revenue, the independent directors will determine, after considering all of the relevant circumstances, whether the relationship is material, and therefore whether or not the director should be considered independent. The Company will explain in its proxy statement the basis for any Board determination that a relationship is not material, despite the fact that it does not meet one of the safe-harbors under “Non-Disqualifying Relationships” above.

Mr. Unkovic is a partner and General Counsel of Reed Smith LLP, which provides legal services to the Company. In 2008, the amount of payments made by the Company to Reed Smith did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenue of Reed Smith. The Board has determined that Mr. Unkovic’s personal gain from the Company’s relationship with Reed Smith does not affect his ability to act independently and, accordingly, is not material.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and certain other committees.

The Audit Committee, which met six times during 2008, assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company’s financial statements and financial reporting process. The Committee selects and recommends annually to the Board and the shareholders the independent registered public accounting firm to audit the Company’s financial statements, approves in advance all audit and non-audit services performed by the independent registered public accounting firm, reviews the plans, findings and recommendations of the independent registered public accounting firm, and reviews and evaluates the performance of the independent registered public accounting firm, their independence and their fees. The Committee reviews and discusses with management and the independent registered public accounting firm the Company’s financial statements and reports, its internal and disclosure controls and matters relating to the Company’s internal control structure, its Code of Business Conduct and Ethics and legal and regulatory compliance. The current members of the Audit Committee are directors Bruggeworth, Cederna, Pearse (Chair) and Witmer, each for a term expiring at the 2009 organizational meeting of the Board of Directors. The Board of Directors has determined that Director Pearse is an “audit committee financial expert,” as defined by the rules of the Securities and Exchange Commission.

The Compensation Committee presently consists of directors Cederna, Hotopp, Unkovic and Witmer (Chair), each for a term expiring at the 2009 organizational meeting of the Board. The Compensation Committee, which met four times in 2008, reviews and recommends (to the independent directors for approval) the annual goals, objectives and performance of the Company’s chief executive officer, reviews and approves the compensation of the Company’s executive officers and other key executives and monitors the effectiveness of the Company’s employee benefit offerings. The Compensation Committee also administers the Company’s 2008 Management Equity Incentive Plan and predecessor equity plans (collectively, the “Management Equity Plans”).

The current members of the Nominating and Corporate Governance Committee are directors Cederna (Chair), Hotopp and Unkovic, each for a term expiring at the 2009 organizational meeting of the Board. The Committee, which met two times in 2008, reviews and makes recommendations to the Board regarding the composition and structure of the Board, criteria and qualifications for Board membership, director compensation and evaluation of current directors and potential candidates for director. It is also responsible for establishing and monitoring policies and procedures concerning corporate governance. Further information concerning the Nominating and Corporate Governance Committee and its procedures appears below.

Corporate Governance Matters

The Board of Directors has adopted Corporate Governance Guidelines which cover a wide range of subjects, such as the role of the Board and its responsibilities, Board composition, operations and Committees, director compensation, Board and management evaluation and succession planning, director orientation and training and communications with the Board. The Corporate Governance Guidelines, as well as the Charters of the Board’s Audit, Compensation and Nominating and Corporate Governance Committees and the Company’s Code of Business Conduct and Ethics for directors, officers and employees, are available in the Investor Relations section of the Company’s internet website at www.MSAnet.com. Such material will also be furnished without charge to any shareholder upon written request to the Corporate Secretary at the Company’s address appearing on page one.

The Corporate Governance Guidelines provide that it is the Company’s practice for the non-management directors to meet at each Board meeting in executive session, with no members of management present. The non-management directors include, in addition to the independent directors, any other director who is not a current officer of the Company. In addition, the independent directors hold at least one executive session per year. A chairperson for the executive sessions for non-management directors is selected annually from the non-management directors. A chairperson for the executive session for independent directors is selected annually from the independent directors. A chairperson who serves in that role may not be the chairperson of the executive sessions again until at least two years have passed since he or she last held the position. From May 2008, Mr. Hotopp served as chairperson of the executive sessions of the non-management directors and Mr. Cederna served as the chairperson for the sessions with the independent directors. Mr. Unkovic is expected to serve as the chairperson of the executive sessions of the non-management directors and Mr. Cederna is expected to continue as the chairperson for the sessions with the independent directors.

The Board of Directors met six times during 2008. All directors attended at least 75% of the combined total of the meetings of the Board and of all committees on which they served. Directors are expected to attend the Annual Meeting of Shareholders. In 2008, all members of the Board of Directors attended the Annual Meeting.

Vote Required

In the election of directors for terms expiring in 2012, the three candidates receiving the highest numbers of votes cast by the holders of Common Stock voting in person or by proxy will be elected as directors. A proxy vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining whether a quorum exists for the meeting.

The Company’s Restated Articles require that any shareholder intending to nominate a candidate for election as a director must give written notice, containing specified information, to the Secretary of the Company not later than 90 days in advance of the meeting at which the election is to be held. No such notices were received with respect to the 2009 Annual Meeting. Therefore, only the nominees named above will be eligible for election at the meeting.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives and Overview of the Executive Compensation Program

The objectives of MSA’s executive compensation program, which covers not only the six officers named in the Summary Compensation Table (“Named Officers”), but all officers of the Company, are to help attract, retain and motivate superior executive talent who will drive financial performance and enable the Company to achieve its goals. Our program is guided by a philosophy that strives to align compensation at the middle (50th percentile) of the market for all elements, including salary, cash and equity incentives, and benefits, and above-market compensation for performance exceeding annual budgets and peer group return on net assets (RONA) norms. We believe this philosophy will enable the Company to attract and retain superior executive talent with the opportunity to work in a highly ethical, growing and team-oriented Company. The design of our compensation programs is driven by the following core principles:

•	The compensation program should account for each executive’s individual role and unique responsibility while assuring a fair and competitive approach.

•	Executive compensation should be aligned to the achievement of corporate goals and objectives and provide line of sight to annual and long-term corporate strategies.

•

A significant portion of an executive’s compensation should be “performance-based” and should hold executives accountable for the achievement of corporate objectives and increases in shareholder value.

•	The compensation program should promote an ownership culture through the use of stock-based compensation and ownership guidelines that define expected levels of ownership in MSA’s stock.

•	The compensation program should recognize and reward an executive’s loyalty and tenure with the Company by providing financial security following retirement.

Overview of the Executive Compensation Program. Our executive compensation program contains both cash and stock-based components designed to meet specific objectives of the Compensation Committee of the Board of Directors (the “Committee”). The Committee considers both annual and long-term Company goals and strives to develop incentives that motivate executives to achieve these goals. Cash payments are provided through an executive’s base salary and a performance-based annual incentive. Company stock is provided through the use of stock options, non-performance based time-vesting restricted stock and in 2009, performance based restricted stock. The Committee has chosen to align its cash incentive program with the achievement of annual internal financial goals and its stock program with the accomplishment of long-term stock price appreciation.

Executives participate in a retirement plan similar to all other employees and some are provided with a limited number of perquisites (e.g. company car, financial counseling, club memberships, etc.) that the Committee believes serve a business purpose, are common in the market and are of modest cost to the Company. Executives also participate in a severance plan that provides certain benefits to executives should their jobs be terminated following a change in control of the Company. The specific rationale for why the Committee has chosen to provide each element of compensation is as follows:

Base salary: provides a fixed level of compensation on which an executive can rely, regardless of how the Company performs. Enables the Company to successfully compete for talent.

Annual cash incentive: provides a means of rewarding executives with an annual cash payment based on the achievement of annual Company performance goals. Amount of payout can vary significantly based on actual performance relative to annual goals. This plan does not provide a guaranteed payout.

Stock option grants: provide a means of linking an executive’s compensation to the increase in stock price above that at the time of grant. Stock options align a portion of an executive’s compensation to increases in shareholder value, a long-term goal of the Company.

Time-vesting restricted stock: provides valuable retention benefits to the Company and facilitates the accumulation of Company shares by executives. Restricted stock aligns a portion of an executive’s compensation to increases in shareholder value, a long-term goal of the Company. For international executives restricted stock units may be substituted.

Performance based restricted stock: provides a means of linking an executive’s compensation to key performance metrics that measure the Company’s return on net assets (RONA) performance as compared to our peer group. A plan for performance-based share awards was developed in 2008 for implementation in 2009.

Retirement benefits: provide financial security following retirement; rewards for loyalty and tenure with the Company.

Change in control severance protection: allows executives to remain financially indifferent when considering opportunities that could benefit shareholders yet could negatively impact an executive’s job security.

Perquisites: maximize the efficient use of an executive’s time, meet competitive employment requirements and/or serve to strengthen relationships with customers and suppliers.

The Committee believes that all of these components, taken as a whole, provide an attractive compensation package that aligns with the Company’s annual and long-term goals and enables the Company to attract, retain and motivate superior executive talent.

Performance-Based Incentives. The Committee believes that a significant portion of an executive’s compensation should be delivered through performance-based incentive compensation components. The Committee has identified meaningful financial and shareholder performance objectives that align with the business strategy. The Committee uses annual financial performance metrics and goals as the basis for motivating and rewarding executives through the Company’s annual incentive plan. In addition, the Committee believes that an increase in the Company’s stock price is the best means of rewarding shareholders over the long-term. To meet this objective, the Committee has chosen to provide executives with stock options and restricted shares.

The Company’s incentive plans (annual and long-term) are targeted to reward executives at the middle (50th percentile) of the market. If the Company’s performance exceeds our goals and expectations, the annual incentive plan is designed to pay above the targeted level and, therefore, above the middle of the market. If the Company’s performance falls below our goals and expectations, the annual incentive plan is designed to pay below the targeted level or below the middle of the market. If actual performance falls below a certain threshold level, our annual incentive plan is designed to pay nothing.

The following table shows the allocation of performance-based versus fixed compensation components for our Named Officers at targeted levels in 2008:

PERCENT OF COMPENSATION AT RISK

Executive Officer	Performance- Based (1)	Fixed (2)
John T. Ryan III	55.2%	44.8%
William M. Lambert	63.0%	37.0%
Dennis L. Zeitler	54.2%	45.8%
Rob Cañizares	53.8%	46.2%
Joseph A. Bigler	52.1%	47.9%
Kerry M. Bove	48.6%	51.4%

(1)	Includes the target value of 2008 non-equity incentive award and the grant date fair value of stock options granted in February 2008.

(2)	Includes base salary earned in 2008 plus the grant date fair value of time-vesting restricted stock granted in February 2008. Time-vesting restricted stock is included in the “fixed” column because there are no performance conditions to its vesting (other than continued employment), but unlike base salary, the ultimate value of restricted stock is inherently performance based.

Determination of Executive Compensation Amounts

Compensation Oversight Process. The Committee has responsibility for the oversight and decision making regarding executive compensation. The Committee has engaged an outside compensation consultant, Towers Perrin, to provide assistance and guidance on compensation issues. The consultant provides management and the Committee with relevant information pertaining to market compensation levels, alternative compensation plan design, market trends and best practices.

At its meetings, the Committee regularly holds executive sessions, which exclude management and, subject to the Committee’s desire, may include its outside consultant. Management assists in the coordination and preparation of the meeting agenda and materials for each meeting, which are reviewed and approved by the Committee Chairman. Meeting materials are mailed to Committee members for review approximately one week in advance of each meeting. The Committee met four times in 2008.

Role of Executive Officers in the Compensation Process. The Committee develops proposals on compensation issues relating to the Chief Executive Officer and presents them to the independent directors for their approval. Compensation decisions regarding all other executive officers are approved by the Committee. The Committee considers the recommendations of the Chief Executive Officer when making compensation decisions regarding all executive officers. Management works with the outside consultant by providing internal information as necessary to facilitate comparisons of the Company’s compensation programs to the market.

Setting Compensation Levels. The Committee reviews data related to compensation levels and programs of other companies prior to making its decisions. The Committee engages its consultant to perform a comprehensive assessment of compensation levels provided to executives among a peer group of companies. These companies are selected based on the following criteria:

•	Annual revenues that range from approximately half to double (approximately $500 million to $2 billion in 2008) our annual revenues)

•	Manufacturing process representing various industry sectors

•	Global operations and customer base

For 2008, the peer group consisted of the following 25 companies:

Albany International Corp.	Matthews International Corp.
AMETEK Inc.	Mettler-Toledo International Inc.
Brady Corp.	Moog Inc.
Bucyrus International Inc.	Nordson Corp .
Ceradyne Inc.	PerkinElmer Inc.
Checkpoint Systems Inc.	Respironics Inc. *
CLARCOR Inc.	Robbins & Myers Inc.
EDO Corp.	Roper Industries Inc.
ESCO Technologies Inc.	Simpson Manufacturing Co. Inc.
Federal Signal Corp.	Standex International Corp.
Gentex Corp.	STERIS Corp.
IDEX Corporation	Varian Inc.
Invacare Corp.

*	Respironics has been acquired and will be deleted in 2009.

The Committee may periodically make changes to the peer group, usually by adding companies who may better meet our selection criteria or by removing companies who may have experienced change, such as acquisition, and no longer fit our selection criteria. In 2008, the Committee through its consultant, conducted a review of the peer companies to assure alignment and sound rationale.

The consultant conducts an annual analysis of the most recent proxy disclosures for the peer group companies in order to understand the compensation ranges for base salary, annual and long-term incentives provided to the peer group named executive officers. In addition, regression analysis is applied to data from multiple compensation surveys representing nearly one thousand (1,000) companies in a broader general industry survey. The peer group data is added to the survey data as an additional data source. This combined data (peer group and surveys) allows the Committee to understand the market compensation ranges for both the Named Officers and positions below the Named Officers based on the duties and responsibilities of each position. This process allows the Committee to understand and determine the level of compensation needed to target the middle (50th percentile) of the market.

The market compensation data are further used to develop a market compensation structure which includes salary grades with midpoints. Each executive is assigned to a salary grade where the midpoint of the grade approximates the median (50 th percentile) of the market salary level for the position. Each salary grade has a salary range around the midpoint and has a corresponding annual and long-term incentive award opportunity that also aligns with the middle (50th percentile) of the market. In assigning an executive to a salary grade, the Committee also considers internal factors that may, in a limited number of instances, impact the grade assignment of an executive.

In addition to the market data, the Committee considers other factors when making compensation decisions, such as:

•	Individual and Company performance

•	Experience in the position

•	Current compensation relative to midpoint

•	Prior-year compensation adjustments

An assessment of these factors could result in actual compensation being positioned modestly above or below the desired middle (50th percentile) of the market positioning. The Committee does not consider amounts earned from prior performance-based compensation, such as prior bonus awards or realized or unrealized stock option gains, in its decisions to increase or decrease compensation for the following year. The Committee believes that this would not be in the best interest of retaining and motivating executives.

In order to assess the impact of its executive compensation decisions, the Committee reviews a summary report or “tally sheet” of total compensation provided to each executive. The tally sheet includes the total dollar value of annual compensation, including salary, annual and long-term incentive awards, annual increase in retirement accruals and the value of other benefits and perquisites. The tally sheet also provides the Committee information pertaining to equity ownership, future retirement benefits, and benefits the Company is required to provide to each executive under various termination scenarios. Tally sheets were reviewed by the Committee for the first time in 2006 and again in 2007 and 2008, and have become a component of the Committee’s decision making process each year going forward.

Retirement of John T. Ryan III

On July 1, 2008, John T. Ryan III retired from active employment and assumed his role of Non-Executive Chairman. At the May 13, 2008 Board of Directors meeting, Mr. Ryan transitioned from the role as Chief Executive Officer and William M. Lambert was named President and CEO.

Elements of Executive Compensation

Fixed Cash Base Salary. The Company provides executives with a base salary in order to attract and retain executive talent and to provide a dependable means of funding daily living expenses. Base pay is designed to be competitive with other organizations and is sensitive to the skill level, responsibility and experience of the executive. Base salary for each executive is determined through our external benchmarking process and an internal comparison to other executives at MSA to ensure internal equity. Base salary levels are targeted to the middle (50th percentile) of the market.

Annual base salary adjustments are directly linked to each executive’s individual performance assessment based on a rigorous performance management process called “PMP”. This individual process details an executive’s annual accomplishments compared to set levels of performance expectations, and also assesses the actual behaviors used to achieve the performance level. The CEO develops annual base salary adjustments for each executive primarily by evaluating individual performance through the PMP process. The Committee performs a similar comprehensive evaluation of the CEO’s performance against pre-determined strategic goals and determines his recommended annual base salary increase based on the outcome of this evaluation.

Performance-Based Annual Cash Incentive. The Company provides executives with an annual cash incentive, referred to as the MSA Non-CEO Executive Incentive Plan (NCEIP), which directly rewards the accomplishment of key corporate and/or geographical performance goals. Our CEO participates in the CEO Annual Incentive Award Plan (AIAP) which has been approved by shareholders and is administered within the requirements necessary to retain the tax deductibility of his annual incentive award under Section 162(m) of the Internal Revenue Code. Additionally, each executive, including the CEO, participates in a feature known as the “Enhanced Bonus” that rewards for exceeding the Company’s budgeted consolidated net income before extraordinary items. Under the Enhanced Bonus feature, annual incentive awards earned under the NCEIP or AIAP would be increased if the Company’s income before extraordinary items exceeds the target. The enhancement is interpolated at performance levels between target and 125% of target. For example, at performance of 105% of target the incentive is increased by 10%. The incentive is increased by 50% if the Company exceeds the target by 25% or more. The Committee believes that the Enhanced Bonus feature provides focus and motivation to exceed bottom line profitability targets in addition to other Company and business unit performance measures.

Under the NCEIP and AIAP, the target opportunity for each named executive officer is aligned with the executive’s salary grade level and with the middle (50th percentile) of the market as determined through our external benchmarking process.

The following table shows the dollar amount of incentive that would be earned if actual performance was equal to the budgeted performance.

TARGET INCENTIVE AWARD

Executive	Percent of Salary Midpoint (1)	NCEIP/AIAP Target Award (2)
John T. Ryan III	70%	$479,010
William M. Lambert	70%	$458,500
Dennis L. Zeitler	55%	$193,160
Rob Cañizares	55%	$193,160
Joseph A. Bigler	50%	$159,650
Kerry M. Bove	45%	$130,635

(1)	Percent of salary midpoint is the percent multiplied by the executive’s salary grade midpoint during 2008 to calculate the target award. Midpoints for several officers changed during the year. The target awards shown above reflect midpoints as of the end of 2008.

(2)	Target award is the amount that would be paid to the executive assuming all Company and individual performance goals are met.

Actual NCEIP award payments are based primarily on the achievement of a variety of Company financial goals, but also have a discretionary personal performance factor applied based on the accomplishment of an executive’s individual goals. An executive’s individual performance goals are a mix of objective, subjective and strategically-oriented goals within the executive’s control. When making his recommendations, the CEO rates each executive’s accomplishments relative to these goals and may increase or decrease the calculated NCEIP bonus amount by up to 20%. In most years, executives accomplish the majority of their individual goals.

Actual AIAP award payment for our CEO is based exclusively on achievement of income before extraordinary items, as defined by GAAP, relative to the pre-determined goal established and approved by the Committee. The Committee also recommends for Board approval individual strategic goals for the CEO. The independent directors of the Committee may use their discretion to reduce the size of the CEO’s calculated award based on his performance relative to his individual goals, but may not increase it. This is necessary to retain its Internal Revenue Code Section 162(m) deductibility.

Payout opportunities under the NCEIP and AIAP plans can range from 50% of an executive’s target opportunity for performance at threshold level to 150% of an executive’s target opportunity for performance at maximum levels. In addition to these opportunities, the Enhanced Bonus feature may add up to 50% to the calculated NCEIP or AIAP award. The maximum award opportunity under all plans combined is 225% of target for each executive including the CEO, whose opportunity is capped at $950,000 according to the AIAP. Actual awards paid for 2008 performance are included in the Summary Compensation Table on page 18 under the column Non-Equity Incentive Plan Compensation. Award opportunities for each Named Officer under the combined plans for 2008 at threshold, target and maximum are included in the Grants of Plan-Based Awards table on page 19 under the columns Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

In 2008, pre-established performance measures and goals were approved by the Committee at its February meeting. For the Chief Executive Officer and the other Named Officers, the Committee and in the case of the CEO, independent Directors, approved the following performance targets:

PERFORMANCE TARGETS

Chief Executive Officer – John T. Ryan III (January – May 2008) and

Chief Executive Officer – William M. Lambert (May – December 2008) and

Senior Vice President, Chief Financial Officer and Treasurer – Dennis L. Zeitler

(Dollars in millions)

Performance Measure	Weighting	2008 Actual Performance	Pre-Established 2008 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income before extraordinary items	100%	$70.4	$50.6	$84.4	$118.2

Executive Vice President; President, MSA International – Rob Cañizares

(Dollars in millions)

Performance Measure	Weighting	2008 Actual Performance	Pre-Established 2008 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income before extraordinary items	50%	$70.4	$50.6	$84.4	$118.2
European and International Segment Operating Income*	50%	$42.1	$31.5	$52.5	$73.5

Vice President; President, MSA North America – Joseph A. Bigler

(Dollars in millions)

Performance Measure	Weighting	2008 Actual Performance	Pre-Established 2008 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income before extraordinary items	50%	$70.4	$50.6	$84.4	$118.2
North America Segment Operating Income*	50%	$78.1	$47.1	$78.5	$109.9

Vice President, Global Operational Excellence – Kerry M. Bove

(Dollars in millions)

Performance Measure	Weighting	2008 Actual Performance	Pre-Established 2008 Annual Incentive Goals
			Threshold	Target	Maximum
Consolidated Net Income before extraordinary items	25%	$70.4	$50.6	$84.4	$118.2
Consolidated Operating Income*	50%	$119.8	$78.3	$130.5	$182.7
Consolidated Gross Profit Percentage*	25%	37.5%	22.9%	38.2%	53.5%

*	For geographic business metrics and certain consolidated metrics a currency adjusted target will be used to compute the annual incentive payment.

The Committee has chosen consolidated net income before extraordinary items as the primary corporate performance goal for all Named Officers. For geographic business unit executives, the Committee has chosen a combination of consolidated net income before extraordinary items and their individual segments’ operating income. The Committee believes that these measures are the best indicators of performance produced as a result of our executives’ efforts and is reflective of their individual areas of responsibility.

Long-Term Incentive Compensation. Our long-term incentive program represents a significant portion of an executive’s total compensation package. Awards under this program are considered “at risk” which means they can increase or decrease in value based on fluctuations in our stock price. In selecting the appropriate long-term incentive vehicles to provide executives, the Committee made its decisions based on its desire to reward for long-term stock price appreciation, to promote loyalty and tenure with the Company and to provide a means of accumulating shares. Stock options and time-vesting restricted stock were chosen to meet these attributes. These awards are granted under the shareholder-approved 2008 Management Equity Incentive Plan (MEIP). In 2009, performance shares will be added to the mix of equity instruments used to meet the objectives of this plan.

The following table illustrates the calculation and allocation of the long-term incentive compensation.

LONG-TERM INCENTIVE COMPENSATION

	01/01/08 Salary Midpoint	2008 Stock Multiplier*	Allocated to		** Option Award Value	*** Restricted Stock Award Value
			Options (75%)	Restricted Stock (25%)
	(1)	(2)	(3)	(4)	(1) x (3)	(1) x (4)
John T. Ryan III****	$684,300	12.4%	4.86%	7.56%	$33,250	$51,750
William M. Lambert	$655,000	170%	127.50%	42.50%	$835,125	$278,375
Dennis L. Zeitler	$351,200	120%	90.00%	30.00%	$316,080	$105,360
Rob Cañizares	$351,200	135%	101.25%	33.75%	$355,590	$118,530
Joseph A. Bigler	$319,300	95%	71.25%	23.75%	$227,501	$75,834
Kerry M. Bove	$290,300	75%	56.25%	18.75%	$163,294	$54,431

*	Stock multiplier is the percentage effective as of January 1, 2008.

**	Options to be awarded = Option Award Value divided by (stock price day of award x Black-Scholes value).

***	Shares to be awarded = RSA Award Value divided by stock price day of award.

****	Mr. Ryan only received a Director’s grant in 2008. His stock option ratio was approximately 39% of the total equity granted and the restricted stock award consisted of the other 61%.

NOTE:	Stock multipliers are market based and determined with the assistance of the Company’s outside compensation consultant.

Long-term incentive opportunities are developed for each executive salary grade based on the middle (50% percentile) of the market. An executive’s salary grade assignment determines the opportunity to be delivered through the long-term incentive program. An executive’s long-term incentive opportunity is distributed 75% to stock options and 25% to time-vesting restricted stock. This allocation demonstrates the Committee’s desire to weight a larger portion of the overall award to stock options.

Special Retention Incentive. In early 2007, in preparation for the announcement of the retirement of the current CEO, the Board of Directors created an additional incentive to retain three top executives who were considered essential to the ongoing operation of the business. A retention bonus in the form of a grant of time vested restricted stock was made to these top three executives. Vesting of the grants occurs in the fourth, fifth and sixth years after the year of grant. These grants were approved at the February 21, 2007 meeting of the Compensation Committee. The grants were effective June 1, 2007.

RETENTION GRANT

	Number of Shares Granted	Date Restrictions Lapse*
Executive		6/1/2011	6/1/2012	6/1/2013
William M. Lambert	12,438	4,146	4,146	4,146
Dennis L. Zeitler	12,438	4,146	4,146	4,146
Rob Cañizares	12,438	4,146	4,146	4,146

*	Restrictions lapse in the event of death, disability or change in control, but not at retirement.

Stock Option Awards. Stock options are a performance motivator for executives to increase shareholder value. The value of options is derived using the Black-Scholes model, which is calculated and provided to MSA by the Committee’s outside compensation consultant using market assumptions approved by management. Each option has vesting provisions that require continued employment of the executive thereby promoting the retention of the executive. Stock options vest 100% three years following grant. The options are exercisable after they vest and until they expire, which is generally on the tenth anniversary following the grant date.

In order to deliver stock options in the most tax efficient means to our executives, incentive stock options are provided, to the extent IRS limits permit, along with non-qualified stock options. The benefit of receiving incentive stock options is that realized gains are taxed at the lower capital gains rate instead of at an executive’s higher normal income tax rate, if certain holding period requirements are met. The exercise price of John Ryan’s incentive stock options is required to be equal to 110% of the fair market value of our stock price on the date of grant. For all other options, the exercise price is 100% of the fair market value on the grant date. Mr. Ryan’s incentive stock options expire on the fifth anniversary following the grant date as required by IRS regulations due to the level of his beneficial ownership.

The Company computes the fair value of each stock option using the Financial Accounting Standards Board Statement No. 123R, Stock-Based Compensation (FAS 123R), and expenses this amount over the vesting period in accordance with generally accepted accounting principles.

Time-Vesting Restricted Stock. The Committee has selected time-vesting restricted shares in order to create and encourage an ownership culture and to serve as a retention tool. Restricted shares vest 100% on the third anniversary following the date of grant. The fair value of restricted shares is the fair market value on the date of grant, and the recipient is charged with income for Federal income tax purposes in the year of vesting and at the market value as of the date that vesting restrictions lapse. The restricted shares include voting rights and the right to dividends during the vesting period.

Compensation of CEO. Although it is generally the Company’s policy to compensate its officers at the 50th percentile of the market based on the most recent market data from the Committee’s compensation consultant, the salary of the current CEO, Mr. Lambert, is set at approximately 87% of the market median. This is approximately the 25th percentile as compared to other chief executive officers at manufacturing companies of similar size. Mr. Lambert’s annual incentive pay and equity grants are also set below the median of the market. Mr. Lambert is new to the position of CEO and the Board of Directors has a long-term plan to bring his compensation to the 50th percentile of the market. This will be done gradually over the next several years assuming that Mr. Lambert’s performance is at acceptable levels.

Recoupment Policy. In 2008 the Committee formalized a recoupment policy applicable to officers and directors. In the event of a restatement of MSA’s financial results, the Company will review the circumstances that caused the restatement and consider issues of accountability for those who bore responsibility for the events. As part of that review, consideration would also be given to any appropriate action regarding compensation that may have been awarded to such persons. In particular, it would be appropriate to consider whether any compensation was awarded on the basis of having achieved specified performance targets, whether a person engaged in misconduct that contributed to the restatement and whether such compensation would have been reduced had the financial results been properly reported. Depending on the outcome of that review, appropriate action could include reducing compensation in the year the restatement was made, seeking repayment of any bonus received for the period restated or any gains realized as a result of exercising an option awarded for the period restated, or canceling any unvested equity compensation awarded for the period restated.

Post Employment Retirement Benefits. Retirement related compensation is designed to provide financial security following retirement from the Company and to reward for loyalty and tenure with MSA. Retirement benefits fall into three major elements which include Pension, 401(k) and non-qualified retirement plan. All of these programs exist to help attract, retain, and motivate key executives. The programs are designed to be competitive and are benchmarked to representative peer companies. Retirement-related compensation programs do not have a direct linkage to performance but rather a link to employment with MSA, as do all other welfare benefits.

•

Pension – offered as part of a retirement package that helps the Company recruit employees and provides security and peace of mind for future retirement, enabling executives and other employees to exit the workforce at retirement age. Pension amounts are based on final average pay, years of service, age, and a pre-determined plan formula.

•

401(k) – offered as part of our benefits package to encourage employees to save for their own retirement and future financial security. MSA matches 50% of employee contributions up to the first 8% of compensation. Plan design and provisions are reviewed periodically to determine if the total retirement package is competitive.

•

Non-qualified retirement plans – provide additional retirement benefits for executives whose accumulations and contributions in the qualified plans are limited by the Internal Revenue Code. MSA maintains three such plans. The Supplemental Savings Plan provides benefits beyond the limitations imposed on 401(k) plans. The Supplemental Pension Plan provides benefits beyond the limitations imposed on defined benefit pension plans. The Supplemental Executive Retirement Program provides additional retirement benefits only for officers who retire from the Company at age 55 or later.

Stock Ownership Policy The Committee has adopted stock ownership guidelines for all executive officers and believes that significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Company’s shareholders. The Chief Executive Officer and other executive officers are expected to hold a number of shares equal in value to their salary grade midpoint multiplied by their annual long-term incentive opportunity multiplied by three. Executives have a five-year period from the time they become an executive during which they are encouraged to accumulate the specified shares. That specified ownership amount is expected to be retained thereafter as long as an executive remains an active employee. The level of ownership for each executive is defined as follows:

STOCK OWNERSHIP REQUIREMENTS

Position	Salary Midpoint as of 12/31/2008		2008 Stock Multiplier*				Ownership Requirement
John T. Ryan III, Chairman**	N/A						N/A
William M. Lambert, President, CEO	$655,000	x	170%	x	3	=	$3,340,500
Dennis L. Zeitler, S.V.P., CFO, Treasurer	$351,200	x	120%	x	3	=	$1,264,320
Rob Cañizares, Executive V.P.; President International	$351,200	x	135%	x	3	=	$1,422,360
Joseph A. Bigler, V.P.; President North America	$319,300	x	95%	x	3	=	$910,005
Kerry M. Bove, V.P. Global Operational Excellence	$290,300	x	75%	x	3	=	$653,175

*	Stock multiplier is the percentage effective as of December 31, 2008.

**	Retired effective July 1, 2008.

The following forms of share ownership apply toward the stock ownership level: shares purchased, vested and unvested restricted stock, shares retained following the exercise of stock options and shares acquired through any other lawful means. The Company currently does not have a formal penalty should an executive fail to meet the expected ownership level in the allotted timeframe, but all executives understand these requirements, and the Committee may use its discretion to reduce or eliminate future long-term incentive grants. These ownership guidelines help drive a culture of ownership and accountability among the executive team.

Perquisites. The Company provides executives with a limited number of perquisites in order to strengthen business relationships and maximize the use of our executive’s time. Our perquisites have been benchmarked to the market and are considered ordinary, customary, and minimal for each executive’s position. The following are available to the Named Officers:

•

Automobile – each Named Officer is provided a Company leased vehicle to facilitate travel among MSA’s various locations. With five local sites in Pittsburgh and others located around the country, travel can be an integral part of each executive’s responsibility. An automobile enables this travel to occur effectively while encouraging executives to dedicate their time and attention to business issues. Personal use of this automobile is calculated and imputed as income for each executive.

•	Club memberships – provided to some Named Officers to facilitate customer contact and afford an alternative location for business meetings.

•

Financial planning and tax return assistance – provides advice and guidance to executives on investment and income tax issues in order to maximize the use and understanding of our executive compensation program and minimize time otherwise required for taxation issues.

•	The Company does not own or lease an aircraft, nor does the Company have fractional ownership in any aircraft, nor does it typically pay for executives’ personal travel.

Severance Policy. The Company has a Separation Pay Policy that applies to the Named Officers as well as all other eligible salaried employees. The Plan applies to a permanent termination of the employment relationship when initiated by the Company and when other conditions are satisfied. A schedule of benefits determines the separation benefit ranging from four weeks to a maximum of fifty-two weeks of salary continuation.

Change-in-Control. The Company has entered into change in control employment agreements with each of the Named Officers. These agreements provide Named Officers up to three years income and benefits following a change in control of the Company. These agreements are intended to retain executives, provide continuity of management in the event of an actual or threatened change in control and enable executives to remain financially indifferent when evaluating opportunities that may be beneficial to shareholders yet could negatively impact the continued employment of the executive. These agreements were based on market research and data provided by outside consultants. Cash severance payments are double triggered and payable only in the event of both a change in control and termination of employment other than for cause, death or disability. There are no tax gross-up provisions in the change in control agreements. Equity accelerated vesting is single triggered and payable in the event of a change in control.

Stock Option and Other Equity Granting Process. The Company grants stock options and all other equity grants for executives and all other associates at the first regularly scheduled Compensation Committee meeting of each calendar year. This grant date is fixed each year and precedes the year-end earnings release. Under the 2008 MEIP which was approved at the annual shareholders meeting in 2008, the stock option exercise price will be set as the closing price on the grant date, as permitted by FAS 123R. Option dating practices are consistent, regular and unbiased. The Company does not “backdate” options or grants of any kind.

Independence and Selection of Compensation Consultant. The Company employs the services of an external compensation consultant to assist the Committee in determining the appropriate compensation for officers and executives. The independence of the consultant and the scope of work performed by the consultant are reviewed annually by the Committee. The Committee has sole responsibility and authority for the hiring and/or termination of the external consultant. At the December 2008 meeting of the Committee, a discussion concerning external consultant performance resulted in the decision to re-engage Towers Perrin for 2009, and the conclusion that Towers Perrin provided independent objective advice.

Adjustments or Recovery of Prior Compensation. The Company does not have employment agreements with any Named Officer. As described above under “Recoupment Policy,” a recoupment policy was established by the Company in 2008 to facilitate the recovery or adjustment of amounts previously awarded or paid to a Named Officer in the event that Company financial results are restated and such person engages in misconduct or violation of a Company policy. Additionally, the Sarbanes-Oxley Act of 2002 provides that if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements as a result of misconduct, the Chief Executive Officer and the Chief Financial Officer must reimburse the Company for any bonus, incentive or equity-based compensation received, and any profits realized from the sale of Company securities, during the twelve months following the issuance or filing of the noncompliant results.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based upon its review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Thomas H. Witmer, Chair

James A. Cederna

Thomas B. Hotopp

John C. Unkovic

COMPENSATION TABLES

Summary Compensation Table

The following table shows the compensation for 2008, 2007 and 2006 of the Company’s principal executive officer, the Company’s former principal executive officer, the Company’s principal financial officer and the other three executive officers of the Company with the highest total compensation for 2008 (the “Named Officers”):

Name and Principal Position	Year	Salary		Restricted stock awards (1)		Stock option awards (1)		Non-equity incentive plan compensation (2)		Change in pension value (3)		All other compensation (4)		Total
John T. Ryan III,	2008		$366,235		$56,686		$43,177		$189,832		$732,970		$38,665		$1,427,565
Chairman of the Board (5)	2007 2006	$ $	682,446 661,053	$ $	393,227 483,615	$ $	739,544 780,945	$ $	350,784 379,249	$ $	369,125 334,380	$ $	66,815 55,105	$ $	2,601,941 2,694,347
William M. Lambert,	2008		$515,761		$289,654		$482,834		$363,407		$321,636		$47,395		$2,020,687
President and Chief Executive Officer (5)	2007 2006	$ $	379,733 328,417	$ $	187,678 111,701	$ $	202,133 87,168	$ $	195,559 128,789	$ $	62,458 52,978	$ $	39,724 34,703	$ $	1,067,285 743,756
Dennis L. Zeitler,	2008		$348,142		$226,342		$355,879		$153,099		$208,534		$34,932		$1,326,928
Senior Vice President, Chief Financial Officer and Treasurer	2007 2006	$ $	327,833 296,489	$ $	198,138 153,930	$ $	255,007 245,123	$ $	133,155 112,227	$ $	88,420 132,314	$ $	38,130 35,120	$ $	1,040,683 975,203
Rob Cañizares	2008		$379,219		$207,082		$251,958		$149,409		$188,700		$257,691		$1,434,059
Executive Vice President and President, MSA International	2007 2006	$ $	347,693 303,901	$ $	145,367 75,358	$ $	129,339 60,265	$ $	128,382 111,779	$ $	88,310 77,542	$ $	167,977 35,712	$ $	1,007,068 664,557
Joseph A. Bigler,	2008		$298,914		$83,061		$256,146		$142,615		$155,437		$31,331		$967,504
Vice President and President, MSA North America	2007		$271,845		$59,774		$110,976		$99,346		$58,068		$29,166		$629,175
Kerry M. Bove	2008		$272,705		$49,034		$127,157		$116,435		$107,760		$32,062		$705,153
Vice President, Global Product Excellence

(1)

Represents the expense amounts recognized for financial statement reporting purposes for each year with respect to restricted stock awards and stock option awards granted to the Named Officer. See note 8 to the financial statements in each of the 2008, 2007 and 2006 Annual Reports for a discussion of the assumptions made in valuing the awards in accordance with FAS 123R. Under FAS 123R portions of the amounts expensed for financial reporting purposes in each year are attributable to awards granted in prior years. Since Mr. Ryan was and Messrs. Zeitler and Bigler are eligible to retire under the Company’s pension plan,

FAS 123R required the entire grant date fair value of their 2008, 2007 and 2006 awards to be expensed in 2008, 2007 and 2006, respectively. For the other Named Officers, the grant date fair values of 2008, 2007 and 2006 awards are expensed over the three-year vesting period. The grant date fair values of the awards granted in 2008 are shown in the Grants of Plan-Based Awards table below.

(2)	Represents the aggregate amount of incentive awards earned by the Named Officer for 2008 under the Management Incentive Program, the CEO Annual Incentive Award Plan and the Enhanced Bonus. See “Performance-Based Cash Short-Term Incentive” in the Compensation Discussion and Analysis above.

(3)	Represents the amount of the aggregate increase for 2008 in the actuarial present value of the Named Officer’s accumulated benefits under the defined benefit retirement plans described under “Pension Benefits” below.

(4)	The following table describes the amounts included under “All Other Compensation:”

Name	Perquisites and personal benefits (A)	Company contributions to defined contribution plans	Insurance premiums	Total
John T. Ryan III	$7,761	$28,681	$2,223	$38,665
William M. Lambert	$18,357	$28,453	$585	$47,395
Dennis L. Zeitler	$14,678	$19,252	$1,002	$34,932
Rob Cañizares	$233,991	$20,304	$3,396	$257,691
Joseph A. Bigler	$14,470	$15,931	$930	$31,331
Kerry M. Bove	$17,204	$14,408	$450	$32,062

(A)	The amounts for Messrs. Ryan, Zeitler and Lambert consist of the cost of personal use of a Company car, tax and investment assistance and a club membership. The amounts for Messrs. Bigler and Bove consist of the cost of personal use of a Company car and tax and investment assistance. The amount shown for Mr. Canizares consists of personal use of a Company car, tax and investment assistance, spousal travel allowance of $40,000 and special allowances related to his acceptance of his duties in Europe. This includes a housing allowance of $73,679, goods and services allowance of $30,489 and a tax gross-up of $77,910. This arrangement was more favorable to the Company than the standard expatriate package offered to other employees.

(5)	Mr. Ryan left the position of Chief Executive Officer and Mr. Lambert assumed such position effective May 13, 2008.

Grants of Plan-Based Awards

The following table shows the grants of plan-based awards made to the Named Officers in 2008:

Name	Grant date	Estimated possible payouts under non-equity incentive plan awards (1)			Stock awards (2)		Option awards (3)
		Threshold	Target	Maximum	Number of shares	Grant date fair value	Number of shares	Exercise price ($/share)	Grant date fair value
John T. Ryan III	2/26/2008	$239,400	$478,800	$950,000	1,253	$56,686	2,210	$49.76	$28,421
	2/26/2008	—	—	—	—	—	912	$45.24	$14,756
William M. Lambert	2/26/2008	$229,250	$458,500	$950,000	6,741	$304,963	58,115	$45.24	$940,301
Dennis L. Zeitler	2/26/2008	$96,580	$193,160	$434,610	2,551	$115,407	21,995	$45.24	$355,879
Rob Cañizares	2/26/2008	$96,580	$193,160	$434,610	2,870	$129,839	24,745	$45.24	$400,374
Joseph A. Bigler	2/26/2008	$79,825	$159,650	$359,213	1,836	$83,061	15,831	$45.24	$256,146
Kerry M. Bove	2/26/2008	$65,318	$130,635	$293,929	1,318	$59,626	11,363	$45.24	$183,853

(1)

Represents the amounts which could have been earned by the Named Officer through 2008 performance at the threshold, target and maximum levels under the annual incentive plans described under “Performance-

Based Annual Cash Incentive” in the Compensation Discussion and Analysis above. The actual amounts earned are shown in the “Non-equity incentive plan compensation” column in the Summary Compensation Table above.

(2)	Represents restricted stock awards granted to each Named Officer in 2008 under the Company’s Management Equity Plans. To earn the award, the officer must remain employed by the Company or a subsidiary through the third anniversary of the grant date. Restricted shares will also vest earlier upon a change in control or if the grantee’s employment terminates due to death, disability or retirement under a Company retirement plan. Mr. Ryan retired during 2008 and as of December 31, 2008, Messrs. Zeitler and Bigler were eligible to retire under the Company’s pension plan. Unless and until forfeited upon termination of employment prior to vesting, holders of restricted shares receive dividends at the same rate as other holders of the Company’s Common Stock.

(3)	Represents stock options granted to each named officer in 2008 under the Company’s Management Equity Plans. The options for 2,210 shares granted to each Named Officer are intended to qualify as incentive stock options under the Internal Revenue Code. The options become exercisable on the third anniversary of the grant date or upon an earlier change in control. Except for Mr. Ryan’s incentive stock options, the exercise price of each option is the market closing price of the Common Stock on the grant date, and the options expire on the tenth anniversary of the grant date. The exercise price of Mr. Ryan’s incentive stock options is 110% of such market closing price, and the options expire on the fifth anniversary of the grant date. Options are exercisable for up to five years (but not after the expiration date) following termination of employment due to death, disability, voluntary termination with the consent of the Company, retirement under a Company retirement plan or within one year after a change in control and may not be exercised following any other termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the outstanding equity awards held by the Named Officers at December 31, 2008:

Name	Stock option awards					Restricted stock awards
	Number exercisable	Number unexercisable	Date exercisable	Option exercise price	Expiration date	Number of shares that have not vested	Vesting date	Market value of shares that have not vested (1)
John T. Ryan III	159,130	—	9/12/2001	$7.80	3/12/2011	—	—	—
	143,097	—	9/11/2002	$12.14	3/11/2012	—	—	—
	196,197	—	3/12/2004	$10.65	3/12/2013	—	—	—
	72,080	—	3/09/2005	$25.07	6/30/2013	—	—	—
	2,189	—	12/14/2005	$50.25	6/30/2013	—	—	—
	49,105	—	12/14/2005	$45.68	6/30/2013	—	—	—
	2,495	—	2/27/2009	$44.09	6/30/2013	—	—	—
	45,856	—	2/27/2009	$40.08	6/30/2013	—	—	—
	2,494	—	2/21/2010	$44.11	6/30/2013	—	—	—
	46,121	—	2/21/2010	$40.10	6/30/2013	—	—	—
	2,210	—	2/26/2011	$49.76	6/30/2013	—	—	—
	912	—	2/26/2011	$45.24	6/30/2013	—	—	—

William M. Lambert	29,184	—	9/11/2002	$12.14	3/11/2012	3,121	3/15/2009	$74,623
	44,251	—	3/12/2004	$10.65	3/12/2013	3,451	3/15/2010	$82,513
	36,119	—	3/9/2005	$25.07	3/9/2014	4,146	6/01/2011	$99,131
	20,443	—	12/14/2005	$45.68	2/23/2015	4,146	6/01/2012	$99,131
	—	19,240	2/27/2009	$40.08	2/27/2016	4,146	6/01/2013	$99,131
	—	22,859	2/21/2010	$40.10	2/21/2017	6,741	3/15/2011	$161,177
	—	58,115	2/26/2011	$45.24	2/26/2018

Dennis L. Zeiter	15,969	—	12/14/2005	$45.68	2/23/2015	2,438	3/15/2009	$58,293
	—	15,029	2/27/2009	$40.08	2/23/2016	2,507	3/15/2010	$59,942
	—	16,602	2/21/2010	$40.10	2/21/2017	4,146	6/01/2011	$99,131
	—	21,995	2/26/2011	$45.24	2/26/2018	4,146	6/01/2012	$99,131
	—	—	—	—	—	4,146	6/01/2013	$99,131
	—	—	—	—	—	2,551	3/15/2011	$60,994

Rob Cañizares	9,848	—	3/12/2004	$10.65	3/12/2013	2,158	3/15/2009	$51,598
	19,290	—	3/09/2005	$25.07	3/9/2014	2,018	3/15/2010	$48,250
	14,133	—	12/14/2005	$45.68	2/23/2015	4,146	6/01/2011	$99,131
	—	13,302	2/27/2009	$40.08	2/27/2016	4,146	6/01/2012	$99,131
	—	13,364	2/21/2010	$40.10	2/21/2017	4,146	6/01/2013	$99,131
	—	24,745	2/26/2011	$45.24	2/26/2018	2,870	3/15/2011	$68,622

Joseph A. Bigler	12,619	—	3/09/2005	$25.07	3/9/2014	1,166	3/15/2009	$27,879
	7,640	—	12/14/2005	$45.68	2/23/2015	1,091	3/15/2010	$26,086
	—	7,191	2/27/2009	$40.08	2/27/2016	1,836	3/15/2011	$43,899
	—	7,225	2/21/2010	$40.10	2/21/2017	—	—	—
	—	15,831	2/26/2011	$45.24	2/26/2018	—	—	—

Kerry M. Bove	26,200	—	3/12/2004	$10.65	3/12/2013	1,166	3/15/2009	$27,879
	13,849	—	3/09/2005	$25.07	3/9/2014	1,091	3/15/2010	$26,086
	7,640	—	12/14/2005	$45.68	2/23/2015	1,318	3/15/2011	$31,513
	—	7,191	2/27/2009	$40.08	2/27/2016	—	—	—
	—	7,225	2/21/2010	$40.10	2/21/2017	—	—	—
	—	11,363	2/26/2011	$45.24	2/26/2018	—	—	—

(1)	Based on the $23.91 closing price for the Company’s Common Stock on December 31, 2008.

Option Exercises and Stock Vested

The following table shows the stock options exercised by the Named Officers and the restricted stock awards vested for the Named Officers during 2008:

Name	Stock option awards		Restricted stock awards
	Number of shares acquired on exercise	Value realized on exercise (1)	Number of shares acquired on vesting	Value realized on vesting (2)
John T. Ryan III	62,000	$1,966,286	22,232	$898,652
William M. Lambert	—	$—	2,438	$101,372
Dennis L. Zeitler	—	$—	1,905	$79,210
Rob Cañizares	—	$—	1,686	$70,104
Joseph A. Bigler	1,000	$12,725	911	$37,879
Kerry M. Bove	—	$—	911	$37,879

(1)	Represents the difference between the market value on the date of exercise of the shares acquired and the option exercise price.

(2)	Represents the market value on the vesting date of the restricted shares vested. Mr. Ryan’s restricted stock all vested upon his retirement.

Pension Benefits

The following table provides information concerning the value of the Named Officers’ accumulated benefits under the Company’s defined benefit retirement plans as of December 31, 2008:

Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year
John T. Ryan III	Pension Plan	39.0	$1,136,490	None
	Supplemental Pension Plan	39.0	$5,449,834	None
	Supplemental Executive Retirement Plan	N/A	$656,743	None
	Retirement Plan for Directors	27.9	$200,417	None

William M. Lambert	Pension Plan	27.3	$284,125	None
	Supplemental Pension Plan	27.3	$585,144	None
	Supplemental Executive Retirement Plan	N/A	$439,376	None

Dennis L. Zeitler	Pension Plan	31.8	$636,420	None
	Supplemental Pension Plan	31.8	$921,487	None
	Supplemental Executive Retirement Plan	N/A	$394,046	None

Rob Cañizares	Pension Plan	5.9	$110,984	None
	Supplemental Pension Plan	5.9	$147,937	None
	Supplemental Executive Retirement Plan	N/A	$302,338	None

Joseph A. Bigler	Pension Plan	36.4	$676,860	None
	Supplemental Pension Plan	36.4	$590,075	None
	Supplemental Executive Retirement Plan	N/A	$394,046	None

Kerry M. Bove	Pension Plan	28.6	$297,119	None
	Supplemental Pension Plan	28.6	$232,991	None
	Supplemental Executive Retirement Plan	N/A	$262,658	None

Pension Plan

Introduction. The Company’s Non-Contributory Pension Plan for Employees is a retirement plan that covers most U.S. salaried employees and some U.S. hourly employees.

To have a non-forfeitable right to a benefit under the Pension Plan, a participant must complete five years of service with the Company or an affiliate, or reach normal retirement age while employed by the Company or an affiliate. The Pension Plan’s normal retirement age is identical to the participant’s “Social Security Retirement Age.” The Social Security Retirement Age is established by Federal law, and varies from age 65 for persons born before 1938 to age 67 for persons born in 1960 or later years.

Benefits at Normal Retirement Age. A participant who retires upon reaching normal retirement age can begin receiving pension payments as of the first day of the following calendar month, which is referred to as the participant’s “normal retirement date.”

The Pension Plan has a minimum benefit formula that applies to only a small number of lower-paid participants. The majority of participants who begin receiving benefits on their normal retirement date are entitled to receive a monthly benefit equal to the sum of the amounts shown in (a), (b) and (c) below:

(a)	0.80%	x	Average Monthly Earnings up to Average Social Security Wage Base	x	Credited Service up to 35 Years

			plus

(b)	1.55%	x	Average Monthly Earnings greater than Average Social Security Wage Base	x	Credited Service up to 35 Years

			plus

(c)	1.00%	x	Average Monthly Earnings	x	Credited Service over 35 Years

For purposes of the normal retirement benefit formula, the following terms have the following meanings:

•

“Average Monthly Earnings” is generally the average of monthly compensation received during the participant’s highest five consecutive calendar years of compensation over the last ten years of employment. Compensation is generally the total cash payments received by a participant for services performed, before any reductions for employee contributions to 401(k) or other employee benefit plans. Compensation does not include any expense reimbursements, income attributable to non-cash benefits, or special “one-time” payments. The compensation that can be taken into account each year is limited by Federal law. The 2009 limit is $245,000, but this number will be adjusted in future years for cost-of-living increases.

•

“Average Social Security Wage Base” is the average of the Social Security taxable wage bases in effect under Federal law during the 35-year period ending in the calendar year in which the participant attains Social Security Retirement Age.

•

“Credited Service” is a participant’s actual period of service with the Company as an employee in a category of employment that is covered by the Pension Plan. No extra credited service has been granted under the Pension Plan to any of the Named Officers.

Benefits at Early Retirement Age. The Pension Plan permits early retirement by participants who have (i) reached age 55 with at least 15 years of service, or (ii) reached age 60 with at least 10 years of service. Mr. Ryan retired in 2008 and Messrs. Zeitler and Bigler are currently eligible for early retirement. Participants who elect early retirement can choose to begin receiving pension benefits immediately, in which case their monthly benefit amount will be reduced to reflect the early start of payments; or they may choose to delay the start of payments until their normal retirement date, at which time they will receive unreduced benefits determined under the normal retirement benefit formula described above.

If a participant takes early retirement and begins receiving pension payments before his or her normal retirement date, the monthly pension benefit will be determined under the normal retirement formula, but will be reduced by (i) 5/9ths of 1% for each of the first 60 months that benefits begin before the normal retirement date, plus (ii) 5/18ths of 1% for each of the next 60 months that benefits begin before the normal retirement date, plus (iii) .345% for each of the next 12 months that benefits begin before the normal retirement date, plus (iv) .3108% for each of the next 12 months that benefits begin before the normal retirement date. Different reduction factors apply to the minimum benefit formula.

Forms of Payment. In general, Pension Plan benefits are paid as a stream of monthly benefits, referred to as an annuity (the only exception is that benefits with a present value of $5,000 or less are automatically paid in a lump sum following termination of employment). The normal form of payment for a single participant is a “single life annuity” that pays monthly benefits to the participant for his or her life only. The normal form of payment for a married participant is a “qualified joint and survivor annuity” that pays monthly benefits to the participant for life, and, after the participant’s death, pays monthly benefits to the participant’s surviving spouse in an amount equal to 50% of the monthly amount payable during the participant’s lifetime. The Pension Plan also permits a participant to elect from among several optional forms of annuity payment that are of equivalent actuarial value to the normal form of payment.

Even though the Named Officers who participate in the Pension Plan cannot receive a lump sum distribution from the Pension Plan, the pension benefit table is required to show a lump sum value at normal retirement age for each individual’s accumulated Pension Plan benefit. That lump sum figure was calculated by using an annual interest rate of 6% and the 1983 GAM mortality table.

Supplemental Pension Plan

Introduction. The Company’s Supplemental Pension Plan is a nonqualified retirement plan that provides pension plan participants with pension benefits that they would have received under the Pension Plan except for certain limitations imposed by Federal law, including the limitation on compensation that can be taken into account. Benefits under the Supplemental Pension Plan become non-forfeitable at the same time as benefits become non-forfeitable under the Pension Plan.

Benefits at Normal Retirement Age. The monthly benefit payable under the Supplemental Pension Plan to a participant who begins receiving benefits on his or her normal retirement date will be equal to the difference between (i) the amount that would have been payable under the Pension Plan on the normal retirement date if there were no limitations placed by law upon compensation taken into account or upon the amount of annual benefit payments, and (ii) the amount that is actually payable to the participant under the Pension Plan.

Benefits at Early Retirement Age. The monthly benefit payable under the Supplemental Pension Plan to a participant who is eligible for early retirement under the Pension Plan and who begins receiving benefits under the Pension Plan before his or her normal retirement date will be equal to the difference between (i) the amount that would have been payable under the Pension Plan if there were no limitations placed by law upon compensation taken into account or upon the amount of annual benefits, and (ii) the amount that is actually payable to the participant under the Pension Plan. As noted above, Mr. Ryan retired in 2008 and Messrs. Zeitler and Bigler are currently eligible for early retirement.

Forms of Payment. Benefits payable under the Supplemental Pension Plan are generally payable in the same form that the participant’s benefits are payable under the Pension Plan. However, in the event of a participant’s termination within a three-year period after a corporate change in control (as defined in the Supplemental Pension Plan), the participant will receive a lump sum distribution of the Supplemental Pension Plan benefit, even if a lump sum cannot be paid under the Pension Plan.

Even though the Named Officers who participate in the Supplemental Pension Plan are not eligible to receive a lump sum unless a change in control occurs, the pension benefit table is required to show a lump sum value at normal retirement age for each individual’s accumulated Supplemental Pension Plan benefit. That lump sum figure is calculated using the same interest rate and mortality assumptions that were used to produce the lump sum figures for the Pension Plan.

Supplemental Executive Retirement Plan

The Company’s Supplemental Retirement Plan was originally established as the Executive Insurance Program to assist members of senior management approved by the Board in procuring life insurance during their working careers and to provide them with additional flexibility and benefits upon retirement. In order to comply with Section 409A of the Internal Revenue Code the Executive Insurance Program was terminated and replaced with the Supplemental Executive Retirement Plan effective January 1, 2008. The life insurance feature was eliminated and life insurance is now provided under the regular group insurance plan for salaried employees. The plan provides a defined benefit at retirement. Only officers of the Company are eligible for this program. No benefit is payable unless the officer stays with the Company until he or she reaches retirement eligibility, that is, age 55 plus a combination of age and service equal to at least 70. The benefit is payable in equal installments over 15 years. The benefit amount for Mr. Lambert is $1,000,000, the benefit amount for Mr. Cañizares is $750,000, and the benefit amount for all other officers is $600,000. There is no pre-retirement death benefit. In the event of death of the participant after retirement, remaining payments are paid to the spouse or other beneficiary.

Retirement Plan for Directors

Mr. Ryan was a participant in the Retirement Plan for Directors, which is described below under “Compensation of Directors.”

Nonqualified Deferred Compensation

The following table provides information concerning deferrals by the Named Officers of their earned compensation under the Company’s nonqualified deferred compensation plans:

Name	Executive contributions in 2008 (1)	Company contributions in 2008 (2)	Aggregate earnings in 2008 (3)	Aggregate withdrawals/ distributions	Aggregate balance at 12/31/2008 (4)
John T. Ryan III	$38,962	$19,481	$(284,266)	$1,158,122	$318,754
William M. Lambert	$52,732	$19,253	$(210,124)	None	$286,126
Dennis L. Zeitler	$20,104	$10,052	$(30,122)	None	$87,964
Rob Cañizares	$22,208	$11,104	$(183,533)	None	$259,172
Joseph A. Bigler	$13,461	$6,730	$(59,906)	None	$126,621
Kerry M. Bove	$10,415	$5,208	$(18,202)	None	$109,319

(1)	These amounts are reported in the Summary Compensation Table as salary or non-equity incentive plan compensation, as applicable.

(2)	These amounts are reported in the Summary Compensation Table under “Other Compensation.”

(3)	Earnings on deferred compensation under the Company’s nonqualified deferred compensation plans are not above market or preferential and are therefore not included in the Summary Compensation Table.

(4)	Of the balances shown, the following amounts represent executive and Company contributions which either were reported in the Summary Compensation Table in the year of the contribution or would have been so reported had the individual been a Named Officer for that year: Mr. Ryan, $1,099,754; Mr. Zeitler, $72,345; Mr. Lambert, $234,130; Mr. Cañizares, $263,054; Mr. Bigler, $147,698 and Mr. Bove, $115,955. The remainder represents non-preferential market earnings not reportable in the Summary Compensation Table.

Supplemental Savings Plan

For the Named Officers, the amounts shown in the Nonqualified Deferred Compensation table relate to the Company’s Supplemental Savings Plan (SSP). The SSP permits the Named Officers and other eligible employees to defer compensation in excess of the limits imposed by the Internal Revenue Code on employee contributions to the Company’s Retirement Savings Plan (RSP), a qualified 401(k) Plan. The Company matches 50% of participant deferrals up to the first 8% of eligible compensation, whether contributed to the RSP or deferred under the SSP. Participant contributions are vested at all times. Company matching contributions vest upon completion of five years of service, or earlier upon death, attainment of age 65 or a change in control.

Compensation eligible for deferral under the SSP includes salary and annual incentive bonus. There is no limit on the percentage of eligible compensation that a participant may defer. Participants may elect to have their SSP accounts treated as if invested in one or more of a selection of publicly available mutual funds similar to those available under the RSP. Accounts are credited with earnings or losses based on the investment results of the funds selected. Participants may change their investment elections, for either new contributions and/or for existing balances, at any time.

Distribution options under the SSP vary depending upon the year in which compensation was deferred. Distribution of amounts deferred prior to 2003 commences upon termination of employment or an earlier change in control and is paid either in a lump sum or in five annual installments, as elected by the participant. For amounts deferred in 2003 or thereafter, the participant could elect an alternate date for the commencement of distributions, which for deferrals in 2005 and thereafter must be at least five years after the year of deferral. Absent such an election, distributions commence upon termination of employment. Distributions are made either in a lump sum or in up to 15 annual installments, as elected by the participant. The timing of participant elections, both as to deferrals and as to distributions, is restricted in accordance with Internal Revenue Service requirements.

Potential Payments upon Termination or Change-in-Control

The tables below show the payments and benefits to which each Named Officer would have been entitled if his employment had terminated on December 31, 2008 for the reasons indicated in the tables. In addition to severance amounts payable in certain circumstances under the plan and agreements described following the tables, the amounts shown in the tables include compensation and retirement and other benefits previously earned through service by the Named Officer as described above.

William M. Lambert

The following table shows the payments and benefits to which William M. Lambert would have been entitled if his employment had terminated on December 31, 2008 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$590,000	$—	$—	$2,256,522
Disability income (2)	$—	$—	$—	$—	$1,842,916	$—
Earned award under non-equity incentive plans (3)	$363,407	$—	$363,407	$363,407	$363,407	$363,407
Equity:
Restricted stock (4)	$—	$—	$—	$615,706	$615,706	$615,706
Unexercisable Options	$—	$—	$—	$—	$—	$—
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$284,125	$284,125	$284,125	$159,999	$284,125	$284,125
Supplemental Pension Plan	$585,144	$585,144	$585,144	$329,511	$585,144	$808,448
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$439,376	$—
Defined contribution plans (6)
401(k) Retirement Savings Plan	$336,634	$336,634	$336,634	$336,634	$336,634	$336,634
Supplemental Savings Plan	$286,126	$286,126	$286,126	$286,126	$286,126	$286,126
Retiree medical (7)	$—	$—	$—	$—	$—	$—
Other Benefits:
Health & Welfare	$—	$—	$—	$138,123	$191,793	$38,068
Insurance benefits (8)	$—	$—	$—	$900,000	$—	$—
Outplacement assistance	$—	$—	$7,500	$—	$—	$7,500
Total	$1,855,436	$1,492,029	$2,452,936	$3,129,506	$4,945,227	$4,996,536

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary and previous year’s bonus up to a maximum annual benefit of $192,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2008. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within three years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Supplemental Executive Retirement Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2008 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

Dennis L. Zeitler

The following table shows the payments and benefits to which Dennis L. Zeitler would have been entitled if his employment had terminated on December 31, 2008 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$351,200	$—	$—	$1,421,673
Disability income (2)	$—	$—	$—	$—	$769,184	$—
Earned award under non-equity incentive plans (3)	$153,099	$—	$153,099	$153,099	$153,099	$153,099
Equity:
Restricted stock (4)	$179,229	$179,229	$179,229	$476,622	$476,622	$476,622
Unexercisable Options	$—	$—	$—	$—	$—	$—
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$636,420	$636,420	$636,420	$575,401	$636,420	$636,420
Supplemental Pension Plan	$921,487	$921,487	$921,487	$833,136	$921,487	$1,156,097
Supplemental Executive Retirement Plan	$394,046	$394,046	$394,046	$—	$394,046	$600,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$57,664	$57,664	$57,664	$57,664	$57,664	$57,664
Supplemental Savings Plan	$87,964	$87,964	$87,964	$87,964	$87,964	$87,964
Retiree medical (7)	$268,285	$268,285	$268,285	$—	$—	$268,285
Other Benefits:
Health & Welfare	$—	$—	$—	$210,802	$238,677	$—
Insurance benefits (8)	$—	$—	$—	$600,000	$—	$—
Outplacement assistance	$—	$—	$7,500	$—	$—	$7,500
Total	$2,698,194	$2,545,095	$3,056,894	$2,994,688	$3,735,163	$4,865,324

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary and previous year’s bonus up to a maximum annual benefit of $192,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2008. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. At December 31, 2008, Mr. Zeitler was eligible to retire under the Company’s pension plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within three years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Supplemental Executive Retirement Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2008 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

Rob Cañizares

The following table shows the payments and benefits to which Rob Cañizares would have been entitled if his employment had terminated on December 31, 2008 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$95,565	$—	$—	$1,507,022
Disability income (2)	$—	$—	$—	$—	$945,187	$—
Earned award under non-equity incentive plans (3)	$149,409	$—	$149,409	$149,409	$149,409	$149,409
Equity:
Restricted stock (4)	$—	$—	$—	$465,862	$465,862	$465,862
Unexercisable Options	$—	$—	$—	$—	$—	$—
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$110,984	$110,984	$110,984	$57,376	$110,984	$110,984
Supplemental Pension Plan	$147,937	$147,937	$147,937	$76,479	$147,749	$188,424
Supplemental Executive Retirement Plan	$302,338	$302,338	$302,338	$—	$302,338	$750,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$117,180	$117,180	$117,180	$117,180	$117,180	$117,180
Supplemental Savings Plan	$259,172	$259,172	$259,172	$259,172	$259,172	$259,172
Retiree medical (7)	$—	$—	$—	$—	$—	$—
Other Benefits:
Health & Welfare	$—	$—	$—	$5,051	$75,563	$27,225
Insurance benefits (8)	$—	$—	$—	$700,000	$—	$—
Outplacement assistance	$—	$—	$7,500	$—	$—	$7,500
Total	$1,087,020	$937,611	$1,190,085	$1,830,529	$2,573,444	$3,582,778

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary and previous year’s bonus up to a maximum annual benefit of $192,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2008. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan.

(5)	Represents the present value of the Named Officer’s accumulated benefits under the Company’s defined benefit retirement plans described above. The increase in present value for termination following a change in control results from the plans’ provisions for a lump sum payment upon termination of employment within three years after a change in control. The values upon death reflect survivor benefits. The increased amount payable upon death under the Supplemental Executive Retirement Plan is the death benefit under the insurance policy, which is payable by the insurer.

(6)	Represents the balances at December 31, 2008 in the Named Officer’s accounts under the Company’s qualified and nonqualified defined contribution plans.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

Joseph A. Bigler

The following table shows the payments and benefits to which Joseph A. Bigler would have been entitled if his employment had terminated on December 31, 2008 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$302,000	$—	$—	$1,148,543
Disability income (2)	$—	$—	$—	$—	$899,211	$—
Earned award under non-equity incentive plans (3)	$142,615	$—	$142,615	$142,615	$142,615	$142,615
Equity:
Restricted stock (4)	$97,864	$97,864	$97,864	$97,864	$97,864	$97,864
Unexercisable Options	$—	$—	$—	$—	$—	$—
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$676,860	$676,860	$676,860	$660,008	$676,860	$676,860
Supplemental Pension Plan	$590,075	$590,075	$590,075	$575,383	$590,075	$764,218
Supplemental Executive Retirement Plan	$394,046	$394,046	$394,046	$—	$394,046	$600,000
Defined contribution plans (6)
401(k) Retirement Savings Plan	$552,461	$552,461	$552,461	$552,461	$552,461	$552,461
Supplemental Savings Plan	$126,621	$126,621	$126,621	$126,621	$126,621	$126,621
Retiree medical (7)	$235,443	$235,443	$235,443	$—	$—	$237,124
Other Benefits:
Health & Welfare	$—	$—	$—	$167,789	$200,319	$—
Insurance benefits (8)	$—	$—	$—	$700,000	$—	$—
Outplacement assistance	$—	$—	$7,500	$—	$—	$7,500
Total	$2,815,985	$2,673,370	$3,125,485	$3,022,741	$3,680,072	$4,353,806

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary and previous year’s bonus up to a maximum annual benefit of $192,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2008. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan. As of December 31, 2008, Mr. Bigler was eligible to retire under the Company’s pension plan.

(5)	Represents the balances at December 31, 2008 in the Named Officer’s accounts under the Company’s nonqualified defined contribution plans.

(6)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

Kerry M. Bove

The following table shows the payments and benefits to which Kerry M. Bove would have been entitled if his employment had terminated on December 31, 2008 for the reasons indicated in the table:

	Voluntary termination	Involuntary termination for cause	Involuntary termination without cause	Death	Disability	Change in Control Termination
Cash severance (1)	$—	$—	$275,600	$—	$—	$1,057,083
Disability income (2)	$—	$—	$—	$—	$1,842,916	$—
Earned award under non-equity incentive plans (3)	$116,435	$—	$116,435	$116,435	$116,435	$116,435
Equity:
Restricted stock (4)	$—	$—	$—	$85,478	$85,478	$85,478
Unexercisable Options	$—	$—	$—	$—	$—	$—
Retirement benefits:
Defined benefit plans (5)
Pension Plan	$297,119	$297,119	$297,119	$167,316	$297,119	$297,119
Supplemental Pension Plan	$232,991	$232,991	$232,991	$131,204	$232,991	$320,589
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$262,658	$—
Defined contribution plans (6)
401(k) Retirement Savings Plan	$485,446	$485,446	$485,446	$485,446	$485,446	$485,446
Supplemental Savings Plan	$109,319	$109,319	$109,319	$109,319	$109,319	$109,319
Retiree medical (7)	$—	$—	$—	$—	$—	$—
Other Benefits:
Health & Welfare	$—	$—	$—	$127,588	$137,195	$26,367
Insurance benefits (8)	$—	$—	$—	$650,000	$—	$—
Outplacement assistance	$—	$—	$7,500	$—	$—	$7,500
Total	$1,241,310	$1,124,875	$1,524,410	$1,872,786	$3,569,557	$2,505,336

(1)	Represents the cash severance amount payable under the Separation Pay Plan for Salaried Employees or the Change in Control Severance Agreements described below.

(2)	Represents the present value of the future payments that should be payable under the terms of the MSA Long-Term Disability Plan, which provides an annual benefit of 60% of salary and previous year’s bonus up to a maximum annual benefit of $192,000.

(3)	Represents the amount earned through completion of the plan year under the Company’s non-equity incentive award plans, as shown in the Summary Compensation Table above.

(4)	The amount shown is the market value of restricted stock awards held by the Named Officer at December 31, 2008. Under the terms of the 2008 Management Equity Incentive Plan, restricted stock vests early upon a change in control or upon termination of employment due to death, disability or retirement under a Company retirement plan.

(5)	Represents the balances at December 31, 2008 in the Named Officer’s accounts under the Company’s nonqualified defined contribution plans.

(6)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

(7)	The Company has a nondiscriminatory plan available generally to United States salaried employees which provides medical benefits to employees who retire under the Company’s Pension Plan until they become eligible for Medicare benefits. The amount shown in the table represents the estimated cost of providing plan benefits to the Named Officer.

(8)	The amounts payable on death are the death benefit under the Company’s group term life insurance policy, which is payable by the insurer, and the present value of the cost of continued dependent medical care coverage. The amount shown for disability is the present value of the cost of continued medical care coverage for the Named Officer and dependents. The amount shown for change in control is the estimated cost to the Company of continuation for 36 months of medical, dental, accident and life insurance benefits, as required by the Change in Control Severance Agreements described below.

Retirement of John T. Ryan III

John T. Ryan III retired as the Chief Executive Officer and as an employee of the Company effective July 1, 2008. The following discloses certain payments and benefits to which Mr. Ryan was entitled upon his retirement or as of December 31, 2008, as described below.

•	Mr. Ryan received a pro-rated award of $189,832 under the Company’s non-equity incentive award plan, as shown in the Summary Compensation Table above.

•

Unvested restricted stock that was held by Mr. Ryan vested upon Mr. Ryan’s retirement. Based upon a closing price of $39.99 on Mr. Ryan’s retirement date, the value of this stock was $647,758. Any unvested stock options held by Mr. Ryan at his retirement date had an exercise price of more than the market value of the Company’s stock at the time of his retirement.

•

Under the MSA Non-contributory Pension Plan, Mr. Ryan’s pension will commence on September 1, 2009 and he is expected to collect approximately $7,881 per month under such plan. As set forth in the Pension Benefits table above, at December 31, 2008 the present value of Mr. Ryan’s accumulated benefits under the plan was $1,836,490.

•

Under the MSA Supplemental Pension Plan, Mr. Ryan’s pension will commence on September 1, 2009 and he is expected to collect $37,793 per month under such plan. As set forth in the Pension Benefits table above, at December 31, 2008 the present value of Mr. Ryan’s accumulated benefits under the plan was $5,449,834.

•

Under the MSA Supplemental Executive Retirement Plan, Mr. Ryan will commence receiving regular annual payments of $66,667 in 2009 (plus an additional $33,333 in 2009 deferred from 2008 due to Section 409A of the Internal Revenue Code) and will receive $66,667 annually for a total of fifteen years or until a total of $1 million has been paid to Mr. Ryan or his survivor. As set forth in the Pension Benefits table above, at December 31, 2008 the present value of the Mr. Ryan’s accumulated benefits under the plan was $656,743.

•	Under the MSA Retirement Savings Plan, a 401(k) plan, Mr. Ryan rolled over a balance of $1,302,923 to an individual retirement account.

•	Under the MSA Supplemental Savings Plan, Mr. Ryan received a distribution of $1,158,122 in 2008 and a distribution of the remaining balance of $323,309 in 2009.

•

At Mr. Ryan’s retirement he and his wife were covered by the Company’s retiree medical program with an estimated cost to the Company of less than $15,000 per year. Mr. Ryan was covered until his 65th birthday, which occurred on August 6, 2008. He is no longer covered under the plan.

Separation Pay Plan for Salaried Employees

The Company has a severance plan which is available generally to United States salaried exempt employees and which does not discriminate in scope, terms or operation in favor of executive officers. Under this plan, an employee whose employment is involuntarily terminated without cause is entitled to a lump sum separation payment in an amount ranging from four weeks’ base salary for an employee with less than one year of continuous service to 52 weeks’ base salary for employees with 21 or more years of continuous service. The cash severance amount show under “termination without cause” in the tables above is the amount to which the Named Officer would have been entitled under this plan had his employment been terminated without cause on December 31, 2008. A Named Officer would not receive payments under this plan if the termination qualified for severance benefits under the change in control severance agreements described below.

Change in Control Severance Agreements

The Company has entered into agreements with each of the Named Officers the stated purpose of which is to encourage the officers’ continued attention and dedication to their duties without distraction in the event of an actual or potential change in control of the Company. In the agreements, the officers agree that if a potential change in control, as defined in the agreements, occurs, the officers will remain in the employment of the Company for at least six months or until an actual change in control occurs, unless employment is sooner terminated by the executive for good reason, as defined in the agreement, or due to death, disability or retirement or by the Company. In return, the agreements provide that if within three years after a change in control, as defined in the agreement, the officer’s employment is terminated by the Company without cause, as defined in the agreement, or the officer terminates his employment for good reason, as defined in the agreement, the officer will be entitled to receive:

•	a lump sum payment equal to up to three times the sum of (i) the officer’s annual salary plus (ii) the average annual bonus paid to the officer for the preceding two years;

•	continuation for 36 months of medical, dental, accident and life insurance benefits; and

•	36 months additional service credit under the Company’s executive insurance and post-retirement health care programs.

In the case of Mr. Ryan, these benefits were also payable if he voluntarily terminated his employment for any reason within one year after a change in control. Unlike many companies, the Company does not “gross-up” the benefits payable to officers for excise taxes. Instead, the benefits payable under the agreements are limited to the amount that can be paid without triggering any excise tax or rendering any amounts non-deductible under the Internal Revenue Code. Except in the case of Mr. Ryan, the limitation would not apply if the reduced benefit is less than the unreduced benefit after payment of any excise tax.

The “change in control termination” column in the tables above shows the amounts of the payments and benefits each Named Officer would have received if a qualifying termination of employment following a change in control had occurred as of December 31, 2008.

OTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

Compensation of Directors

The following table shows the compensation earned by the Company’s non-employee directors for services during 2008:

Name	Fees earned or paid in cash	Restricted stock awards (1)	Stock option awards (1)	Change in Pension Value (2)	Total
Robert A. Bruggeworth	$52,700	$28,746	$20,230	None	$101,676
James A. Cederna	$64,900	$49,229	$29,274	None	$143,403
Thomas B. Hotopp	$52,700	$51,754	$40,321	None	$144,775
Diane M. Pearse	$62,700	$49,229	$29,274	None	$141,203
John T. Ryan III	$40,000	$—	$—	None	$40,000
L. Edward Shaw, Jr.	$45,500	$49,229	$29,274	$993	$124,996
John C. Unkovic	$52,700	$49,229	$29,274	None	$131,203
Thomas H. Witmer	$62,500	$51,754	$40,321	None	$154,575

(1)	Represents the expense amounts recognized for financial statement reporting purposes for 2008 with respect to restricted stock awards and stock option awards granted to the director. See note 8 to the financial statements in the 2008 Annual Report for a discussion of the assumptions made in valuing the awards in accordance with FAS 123R. For each director, the grant date fair value of the awards granted in 2008 was $51,750 for the restricted stock awards and $33,250 for the stock options. The reason the amounts shown in the table differ among the directors is that FAS 123R requires the entire grant date fair value to be expensed immediately if the director is deemed to be retirement eligible. For directors not deemed to be retirement eligible, the awards are expensed over the three-year vesting period.

(2)	Represents the amount of the aggregate increase for 2008 in the actuarial present value of the director’s accumulated benefits, if any, under the Retirement Plan for Directors described below.

In 2008, the Company paid non-employee directors a retainer of $8,750 per quarter ($16,250 per quarter for the non-employee Chairman of the Board) plus $1,500 for each day of a Board meeting and $1,200 for each meeting of a Committee of the Board that they attended. Non-employee directors who serve as Chair of a Board Committee receive an additional retainer of $2,500 per quarter in the case of the Audit Committee and $1,250 per quarter in the case of the Compensation Committee and the Nominating and Corporate Governance Committee.

The Board of Directors compensation did not increase in either 2008 or 2009.

Under the 2008 Non-Employee Directors’ Equity Incentive Plan and its predecessor the 1990 Non-Employee Directors’ Stock Option Plan (together, the “Director Equity Plans”), the Company grants stock options and restricted stock to each non-employee director on the third business day following each annual meeting. The 2008 plan was approved by the shareholders at the 2008 Annual Meeting. Its purposes are to enhance the mutuality of interests between the Board and the shareholders by increasing the share ownership of the non-employee directors and to assist the Company in attracting and retaining able persons to serve as directors. The total number of shares which may be issued under the 2008 plan is limited to 400,000 shares of Common Stock.

The annual stock option grants under the Director Equity Plans have a grant date value under the Black-Scholes option pricing model equal to 75% of the annual directors’ retainer plus $7,000. The annual restricted stock grants have a grant date market value equal to 125% of the annual directors’ retainer plus $8,000. The exercise price of the options is equal to the market value on the grant date. The options become exercisable three years from the grant date and expire ten years from the grant date. If a director resigns or is removed from office for cause, options which have not yet become exercisable are forfeited, and exercisable options remain exercisable for 90 days. Otherwise, unexpired options may generally be exercised for five years following termination of service as a director, but not later than the option expiration date. The restricted shares vest on the date of the third annual meeting following the grant date. Unvested shares are forfeited if the director terminates service for reasons other than death, disability or retirement.

Pursuant to the terms of the 2008 plan, on May 16, 2008 directors Bruggeworth, Cederna, Hotopp, Pearse, Shaw, Unkovic and Witmer were each granted an option to purchase 2,583 shares of Common Stock at an option price of $40.88 and 1,266 shares of restricted stock.

Prior to April 1, 2001, a director who retired from the Board after completing at least five years of service as a director was entitled to receive a lifetime quarterly retirement allowance under the Retirement Plan for Directors. The amount of the allowance was equal to the quarterly directors’ retainer payable at the time of the director’s retirement. Payment began when the sum of the director’s age and years of service equaled or exceeded 75. Effective April 1, 2001, plan benefits were frozen so that the quarterly retirement allowance, if any, payable to future retirees will be limited to $5,000 (the quarterly retainer amount in April 2001), multiplied by a fraction, of which the numerator is the director’s years of service as of April 1, 2001 and the denominator is the years of service the director would have had at the date the sum of the director’s age and years of service equaled 75.

Directors who are employees of the Company or a subsidiary participated in the Retirement Plan for Directors, but do not receive other additional compensation for service as a director.

Compensation Committee Interlocks and Insider Participation

There are no interlocking relationships, as defined in regulations of the Securities and Exchange Commission, involving members of the Compensation Committee.

Directors Cederna, Hotopp, Unkovic and Witmer served as members of the Compensation Committee during all of 2008. The Board of Directors has determined that each of these directors is independent in accordance with the listing standards of the New York Stock Exchange.

Mr. Unkovic is a partner in the law firm of Reed Smith LLP, which provides legal services to the Company as its outside counsel.

Review and Approval or Ratification of Related Party Transactions

The Company adopted a new policy on related party transactions in December 2007. Such policy operates along with the conflicts of interest section of the Company’s Code of Ethics and Business Conduct. Copies of the policy on related party transactions and the Code are available in the Investor Relations section of the Company’s internet website at www.MSAnet.com.

The Company’s directors, officers and other employees must be free from any personal influence, interest or relationship, or appearance thereof, in situations that might conflict with the best interests of the Company. Directors, officers and employees must fully disclose in advance any circumstance that may create a conflict of interest, including a related party transaction, so that an appropriate determination can be made as to whether it would violate the policy on related party transactions or the Code.

In general, the related party policy covers any transaction, arrangement or relationship in which the Company is a participant and the amount involved exceeds $100,000, and in which any “related person” had or would have a direct or indirect material interest. A related person is any executive officer, director or nominee, any owner of 5% or more of the Company’s voting securities or an immediate family member of any of the foregoing. The policy covers indirect material interests, but excludes certain relationships and pre-approved transactions.

Any officer or employee of the Company who is aware of a proposed transaction that may violate the related party policy must bring such transaction to the notice of the General Counsel and Chief Financial Officer of the Company. If the General Counsel or Chief Financial Officer determines that the proposed transaction could be a related party transaction, it will be submitted to the Nominating and Corporate Governance Committee to consider all the material facts of the transaction. The Committee is charged with taking a number of items into account as set forth in the policy and determining whether the transaction is indeed a related party transaction and if so, whether it should be approved in any particular case. The type of matters which the Committee will take into account are:

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including the amount and type of the transaction;

•	the importance of the transaction to the related party;

•	the importance of the transaction to the Company;

•	whether the terms of the transaction are comparable to those of similar transactions not involving related parties; and

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interests of the Company.

The chairman of the Committee will report on any decision at the next meeting of the Board of Directors.

Nominating and Corporate Governance Committee Procedures

The current members of the Nominating and Corporate Governance Committee are directors Cederna (Chairman), Hotopp and Unkovic, whose terms as Committee members will expire at the 2009 organizational meeting of the Board to be held on the date of the Annual Meeting of Shareholders. The Board has determined that each of the current members of the Committee is independent as defined in the listing standards of the New York Stock Exchange.

The Committee has a written charter which is available in the Investor Relations section of the Company’s internet website at www.MSAnet.com.

The Committee will consider nominees brought to the attention of the Board by a shareholder, a non-management director, the chief executive officer, any other executive officer, a third-party search firm or other appropriate sources. The fundamental criterion for selecting a prospective director of the Company shall be the ability to contribute to the well-being of the Company and its shareholders. Good judgment, integrity and a commitment to the mission of the Company are essential. Other criteria used in connection with selecting prospective directors shall include skills and experience needed by the Board, diversity, commitment and any other factor considered relevant by the Committee and/or the Board. The Committee may prioritize the criteria depending on the current needs of the Board and the Company.

Any shareholder who desires to have an individual considered for nomination by the Committee must submit a recommendation in writing to the Corporate Secretary, at the Company’s address appearing on page one, not later than November 30 preceding the annual meeting at which the election is to be held. The recommendation should include the name and address of both the shareholder and the candidate and the qualifications of the candidate recommended.

The Committee determines a process for identifying and evaluating nominees for director on a case by case basis, considering the context in which such nomination is being made. It is not anticipated that the process for evaluating a nominee would differ based on whether the nominee is recommended by a shareholder.

Shareholder Communications

A shareholder or other interested party who wishes to communicate with the Board, a Committee of the Board or any individual director or group of directors may do so directly by sending the communication in writing, addressed to the Board, the Committee, the individual director or group of directors, c/o Corporate Secretary, at the Company’s address appearing on page one.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to, among other things, the quality and integrity of the Company’s financial reports. The Committee operates pursuant to a written charter which was approved by the Board of Directors and is available in the Investor Relations section of the Company’s website at www.MSAnet.com. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are independent as defined in the listing standards of the New York Stock Exchange and Securities and Exchange Commission Rule 10A-3.

The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and the adequacy of its internal controls. The independent registered public accounting firm is responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion based on the audit as to whether the Company’s audited financial statements fairly present the Company’s consolidated financial position, results of operation and cash flows in conformity with generally accepted accounting principles.

The Audit Committee has reviewed the Company’s audited financial statements for the year ended December 31, 2008 and has discussed the financial statements with management and with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for 2008. The Audit Committee has received from the independent registered public accounting firm written disclosures pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, and has discussed those matters with the independent registered public accounting firm. The Audit Committee has also received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm their independence.

In performance of its oversight function, the Audit Committee also monitored Company management’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 by discussing with management and PwC (i) management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008 (“Management’s Assessment”); (ii) PwC’s opinion of Management’s Assessment and (iii) PwC’s opinion of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee as referred to in this report and described in the Committee’s charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

The foregoing report was submitted by the Audit Committee of the Board of Directors.

Diane M. Pearse, Chair

Robert A. Bruggeworth

James A. Cederna

Thomas H. Witmer

STOCK OWNERSHIP

Under regulations of the Securities and Exchange Commission, a person is considered the “beneficial owner” of a security if the person has or shares with others the power to vote the security (voting power) or the power to dispose of the security (investment power). In the tables which follow, “beneficial ownership” of the Company’s stock is determined in accordance with these regulations and does not necessarily indicate that the person listed as a “beneficial owner” has an economic interest in the shares indicated as “beneficially owned.”

Beneficial Ownership of Management and Directors

The following table sets forth information regarding the amount and nature of beneficial ownership of the Company’s Common Stock and 4 1/2% Cumulative Preferred Stock as of February 13, 2009 by each director and Named Officer and by all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the person named or a member of the group has sole voting and investment power with respect to the shares listed.

	Common Stock						4 1/2% Cumulative Preferred Stock
	Amount and Nature of Beneficial Ownership				Total Common Stock	Percent of Class (1)	Amount and Nature of Beneficial Ownership		Percent of Class
	Non-Trust Shares (1)		Trust Shares (2)
John T. Ryan III	1,687,467	(3)	3,043,169	(4)	4,730,676	12.17%	187		1.02%
Robert A. Bruggeworth	2,478		—		2,478	0.01%	—		—
James A. Cederna	23,425		—		23,425	0.06%	—		—
Thomas B. Hotopp	41,398	(3)	—		41,398	0.11%	—		—
Diane M. Pearse	8,171		—		8,171	0.02%	—		—
L. Edward Shaw, Jr.	682,963	(3)	—		682,963	1.79%	—	(3)	—
John C. Unkovic	28,295		2,365,815	(4)	2,394,110	6.27%	93	(4)	0.51%
Thomas H. Witmer	35,267		—		35,267	0.09%	—		—
Rob Cañizares	77,743	(3)	149,095	(5)	226,838	0.59%	—		—
Joseph A. Bigler	82,088		95,138	(5)	177,226	0.46%	—		—
Kerry M. Bove	102,250		95,138		197,388	0.52%	—		—
William M. Lambert	251,846		—		251,846	0.66%	—		—
Dennis L. Zeitler	75,526		95,138	(5)	170,664	0.45%	—		—
All executive officers and directors as a group (17 persons)	3,267,339	(3)	3,898,582	(5)	7,165,921	18.20%	280		1.53%

(1)	The number of shares of Common Stock beneficially owned and the number of shares of Common Stock outstanding used in calculating the percent of class include the following shares of Common Stock which may be acquired within 60 days upon the exercise of stock options held under the Management Equity Plans or the Director Equity Plans: Mr. Ryan, 721,886 shares; Mr. Cederna, 7,876 shares; Mr. Hotopp, 7,876 shares; Ms. Pearse, 2,638 shares; Mr. Shaw, 27,844 shares; Mr. Unkovic, 1,109 shares; Mr. Witmer, 7,876 shares; Mr. Bigler, 27,450 shares; Mr. Bove, 54,880 shares; Mr. Cañizares, 56,573 shares; Mr. Lambert, 149,237 shares; Mr. Zeitler, 30,998 shares; and all directors and executive officers as a group, 1,210,603 shares. The number of shares of Common Stock beneficially owned also includes the following restricted shares awarded under the Company’s Management Equity Plans and the Company’s Director Equity Plans, as to which such persons have voting power only: Mr. Bruggeworth, 2,478 shares; Mr. Cederna, 3,715 shares; Mr. Hotopp, 3,715 shares; Ms. Pearse, 3,715 shares; Mr. Shaw, 3,715 shares; Mr. Unkovic, 3,715 shares; Mr. Witmer, 3,715 shares; Mr. Bigler, 4,093 shares; Mr. Bove, 3,575 shares; Mr. Cañizares, 19,484 shares; Mr. Lambert, 25,751 shares; Mr. Zeitler, 19,934 shares; and all directors and executive officers as a group, 111,092 shares.

(2)	The shares in this column are those as to which the director or officer holds voting and/or investment power as a fiduciary or otherwise under the terms of a trust instrument. In certain cases, the director or officer is also among the beneficiaries of the trust.

(3)

Includes shares of Common Stock as to which voting and investment power is shared with the spouse as follows: Mr. Hotopp, 27,324 shares; Mr. Shaw, 183,517 shares; Mr. Bove, 43,795 shares; Mr. Cañizares, 53,957 shares; Mr. Lambert, 76,858 shares; and all directors and executive officers as a group, 407,402 shares. Amounts shown do not include 514,369 shares of Common Stock held by Mr. Ryan’s wife, including 159,638 shares held as trustee. The amount shown for Mr. Shaw does not include 3,128,480 additional shares of Common Stock (including 2,744,552 shares held as trustee) and 721 shares of 4 1/2% Cumulative Preferred Stock, held by Mr. Shaw’s wife. The amount shown for Mr. Cañizares does not include 13,100 additional shares of Common Stock held by Mr. Cañizares’ wife, as trustee.

(4)

Includes 2,325,463 shares of Common Stock as to which Mr. Ryan and Mr. Unkovic share voting and investment power, in certain cases with other persons, as co-trustees. The amount shown for Mr. Ryan also includes 630,640 additional shares of Common Stock as to which Mr. Ryan shares voting and investment power with other persons as co-trustees. Mr. Unkovic also holds 93 shares of 4 1/2% Cumulative Preferred Stock as trustee.

(5)	The Company has established a Stock Compensation Trust which as of the record date holds 2,378,462 shares of Common Stock that are available to satisfy obligations of the Company under its stock incentive plans. Under the terms of the Trust Agreement, the trustee, PNC Bank, must follow the directions of the holders of stock options under the plans, excluding members of the Board of Directors, in voting the shares held by the Trust and in determining whether such shares should be tendered in the event of a tender or exchange offer for the Common Stock. Each such option holder has the power to direct the trustee with respect to a number of shares of Common Stock equal to the shares held by the Trust divided by the number of option holders. Included in the table are 95,138 shares of Common Stock each for Messrs. Bigler, Bove, Cañizares and Zeitler, and 761,104 shares of Common Stock for all directors and executive officers as a group, as to which such persons and other executive officers of the Company have such voting and investment power. See the following discussion of the beneficial ownership of The PNC Financial Services Group, Inc.

5% Beneficial Owners

As of February 13, 2009, to the best of the Company’s knowledge, five persons or entities beneficially owned more than 5% of the Company’s Common Stock. The beneficial ownership of John T. Ryan III and John C. Unkovic appears in the immediately preceding table. The following table sets forth the beneficial ownership of the other 5% beneficial owners, based upon information provided by such persons:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The PNC Financial Services Group, Inc. One PNC Plaza 249 Fifth Avenue Pittsburgh, Pennsylvania 15222	2,600,942(1)(2)	6.8%

Columbia Wanger Asset Management, L.P. 227 West Monroe Street, Suite 3000 Chicago, IL 60606	2,560,100(3)	6.7%

(1)	According to a Schedule 13G filed by PNC as of February 12, 2009 reporting shares held as of December 31, 2008, all shares are held by subsidiaries of The PNC Financial Services Group, Inc. (“PNC”) in various fiduciary capacities. The subsidiaries each have sole voting and investment power with respect to 190,845 and 126,227 shares, respectively, and share voting and investment power with respect to 25,335 and 2,463,335 shares, respectively.

(2)	Includes 2,378,462 shares of Common Stock held by the Company’s Stock Compensation Trust as of December 31, 2008, as to which voting and certain investment power is shared with certain executive officers of the Company and other holders of stock options under Company plans. See footnote (5) to the immediately preceding table.

(3)	According to a Schedule 13G filed February 6, 2009, Columbia Wanger Asset Management, L.P. is an investment adviser and has sole voting power over 2,440,200 shares, and sole investment power over 2,560,100 shares of Common Stock. The shares reported include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by the reporting person, and which holds 5.95% of the shares of the Company.

Beneficial Ownership of Ryan Family

The preceding tables disclose in accordance with Securities and Exchange Commission requirements only a portion of the aggregate beneficial ownership of the Company’s Common Stock by the Ryan family. As of February 13, 2009, members of the extended family of John T. Ryan III, including trusts for their benefit, beneficially owned to the knowledge of the Company an aggregate of approximately 10,693,595 shares of Common Stock, representing approximately 27.5% of the outstanding shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that directors and officers of the Company and beneficial owners of more than 10% of its Common Stock file reports with the Securities and Exchange Commission with respect to changes in their beneficial ownership of equity securities of the Company. Based solely upon a review of the copies of such reports furnished to the Company and written representations by certain persons that reports on Form 5 were not required, the Company believes that there was compliance with all 2008 Section 16(a) filing requirements applicable to its directors, officers and greater-than-10% beneficial owners, except that Thomas B. Hotopp filed one late report on Form 5 for 200 shares that were gifted in December 2007, Stephen C. Plut filed one late report on Form 4 for 1,567 shares that were sold in September 2008 and Forms 4 for the annual stock compensation granted to non-employee directors of the Company were filed one day late.

PROPOSAL NO. 2

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Because of the importance to the shareholders of having the Company’s financial statements audited by an independent registered public accounting firm, it is the opinion of the Board of Directors that the selection of the independent registered public accounting firm should be submitted to the shareholders. The Board of Directors and its Audit Committee recommend that the shareholders approve the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. PricewaterhouseCoopers LLP has advised the Company that neither the firm nor any of its partners has any direct or material indirect financial interest in the Company or any of its subsidiaries.

The following table sets forth PricewaterhouseCoopers LLP fees billed to the Company for professional services related to 2008 and 2007:

	2008	2007
Audit Fees	$1,877,721	$1,768,900
Audit-Related Fees (1)	43,400	53,500
Tax Fees (2)	20,000	30,000
All Other Fees	—	—

(1)	Audit-related fees were primarily for consultation concerning financial and accounting reporting standards, employee benefit plan audits and due diligence related to acquisitions.

(2)	Tax fees consisted of tax compliance, tax advice and tax planning services.

The charter of the Audit Committee requires that the Audit Committee approve in advance all audit and non-audit services to be performed by the Company’s independent registered public accounting firm, subject to the statutory exception for de minimus non-audit services. For 2008 and 2007, all services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee pursuant to the pre-approval policy.

Board Recommendation and Required Vote

The Board of Directors and the Audit Committee recommend a vote for the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm, and proxies received in the accompanying form will be so voted, unless a contrary specification is made. It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. See “Election of Directors” for information concerning the Audit Committee of the Board of Directors.

Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Pennsylvania Business Corporation Law, an abstention is not a vote cast and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum. In the event the proposal is not approved, the Board will treat this as a recommendation to consider another independent registered public accounting firm for 2010.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to herein, which will be presented for action at the meeting. However, in the event of a vote on any other matter that should properly come before the meeting, it is intended that proxies received in the accompanying form will be voted thereon in accordance with the discretion and judgment of the persons named in the proxies.

ANNUAL REPORT ON FORM 10-K

Upon written request to the undersigned Secretary of the Company (at the address specified on page one) by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 2008 Annual Report on Form 10-K to the Securities and Exchange Commission, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

2010 SHAREHOLDER PROPOSALS

The Company’s bylaws require that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing specified information, so that it is received by the Company not later than the notice deadline under the bylaw. This notice deadline will generally be 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting, or November 30, 2009 for the Company’s Annual Meeting in 2010.

The bylaw described above does not affect the right of a shareholder to request inclusion of a shareholder proposal in the Company’s Proxy Statement pursuant to Securities and Exchange Commission Rule 14a-8 or to present for action at an Annual Meeting any proposal so included. Rule 14a-8 requires that written notice of a shareholder proposal requested to be included in the Company’s proxy materials pursuant to the Rule must also generally be received by the Company not later than 120 days prior to the anniversary date of the Company’s Proxy Statement for the previous year’s Annual Meeting. For the Company’s Annual Meeting in 2010, this deadline would also be November 30, 2009.

The notices of shareholder proposals described under this caption must be given to the Secretary of the Company at the address set forth on page one. A copy of the bylaw provision described above will be furnished to any shareholder upon written request to the Secretary at the same address.

EXPENSES OF SOLICITATION

All expenses incident to the solicitation of proxies by the Board of Directors will be paid by the Company. The Company will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held in the names of such persons. In addition to solicitation by mail, in a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone. Employees will receive no additional compensation for any such solicitation.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

00065604

MINE SAFETY APPLIANCES COMPANY    •    P.O. BOX 426, PITTSBURGH, PENNSYLVANIA 15230    •    PHONE (412) 967-3000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE HOLDERS OF 4 1/2% CUMULATIVE PREFERRED STOCK OF

        MINE SAFETY APPLIANCES COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Mine Safety Appliances Company will be held on Tuesday, May 12, 2009 at 9:00 A.M., local Pittsburgh time, at the Company’s headquarters, 121 Gamma Drive, RIDC Industrial Park, O’Hara Township, Pittsburgh, Pennsylvania for the purpose of considering and acting upon the following:

(1)    Election of Directors for 2012:    The election of three directors for a term of three years;

(2)    Selection of Independent Registered Public Accounting Firm:    The selection of the independent registered public accounting firm for the year ending December 31, 2009;

and such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only the holders of Common Stock of the Company of record on the books of the Company at the close of business on February 13, 2009 are entitled to notice of and to vote at the meeting and any adjournment thereof.

You are cordially invited to attend the meeting even though as a holder of 4 1/2% Cumulative Preferred Stock you have no voting rights.

By Order of the Board of Directors,

DOUGLAS K. MCCLAINE

Secretary

March 30, 2009

MINE SAFETY APPLIANCES COMPANY

Annual Meeting of Shareholders

Tuesday, May 12, 2009

9:00 a.m.

121 Gamma Drive

RIDC Industrial Park

Pittsburgh, PA 15238

Mine Safety Appliances Company

This proxy is solicited on behalf of the Board of Directors.

Proxy—Mine Safety Appliances Company—2009 Annual Meeting of Shareholders

The undersigned hereby appoints WILLIAM M. LAMBERT and DOUGLAS K. MCCLAINE, or either of them, as proxies, with power of substitution, to vote all shares of MINE SAFETY APPLIANCES COMPANY which the undersigned is entitled to vote at the 2009 Annual Meeting of Shareholders and any adjournment thereof:

This proxy will be voted as directed, or, if no direction is given, FOR items 1 and 2 below. A vote FOR item 1 includes discretionary authority to vote for a substitute if a nominee listed becomes unable or unwilling to serve. The proxies named are authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned hereby revokes all previous proxies for such Annual Meeting, acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, and ratifies all that said proxies may do by virtue hereof.

PLEASE MARK, DATE, EXECUTE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

00065607

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR Items 1 and 2 Below:

1. Election of three Directors for a term expiring in 2012. Nominees: 01 Thomas B. Hotopp 02 John T. Ryan III 03 Thomas H. Witmer	☐ Vote FOR ☐ Vote WITHHELD all nominees from all nominees (except as specified below)

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box provided to the right.)

2. Selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.	☐ For ☐ Against ☐ Abstain

Address Change? Mark Box Indicate changes below: ☐

Date                                                                                 , 2009

Signature (s) in Box

Please sign exactly as your name appears hereon. FOR JOINT
ACCOUNTS, EACH JOINT OWNER SHOULD SIGN. When
signing as attorney, executor, administrator, trustee, etc., please give your full title as such. If a corporation, please sign full corporate name by President or other authorized officer and give full title. If a partnership, please sign in partnership name by authorized person and give full title.